                                                                   EXHIBIT 10.23

   CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE
     CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY [***]. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND
                              EXCHANGE COMMISSION.

                         SERVICES AND LICENSES AGREEMENT


                                     between


                           MIDWAY AIRLINES CORPORATION


                                       and


                        AIRLINE MANAGEMENT SERVICES, INC.

                                TABLE OF CONTENTS

Section                                                                     Page

1     DEFINITIONS .......................................................     1
      1.1   Defined Terms ...............................................     1

2     SERVICES ..........................................................     4
      2.1   Appointment as Vendor .......................................     4
      2.2   Company Retention of Control and Decision Making ............     4
      2.3   Services ....................................................     4
      2.4   Performance .................................................     4
      2.5   Scope of Services ...........................................     4
      2.6   Opportunity for Vendor to Bid for Services ..................     5
      2.7   Subsidiary Services .........................................     5
      2.8   Agreement Administration ....................................     5

3     LICENSES ..........................................................     6
      3.1   License to Use Licensed Systems .............................     6
      3.2   License to Copy Licensed Systems Documentation ..............     6
      3.3   Sublicensing ................................................     6

4     SERVICES FEE ......................................................     7
      4.1   Calculation of Fees .........................................     7
      4.2   Invoices and Payment of Fees ................................     7
      4.3   Late Payment ................................................     7
      4.4   Audit of Fees ...............................................     7
      4.5   No Suspension of Fees .......................................     7

5     REPRESENTATIONS AND WARRANTIES ....................................     7
      5.1   Representations and Warranties of the Company ...............     7
      5.2   Representations and Warranties of Vendor ....................     9

6     COVENANTS .........................................................    10
      6.1   Covenants of Vendor .........................................    10
      6.2   Covenants of the Company ....................................    13
      6.3   Taxes .......................................................    17

7     EXTENSION AND TERMINATION .........................................    18
      7.1   Extension of Services Period ................................    18
      7.2   Termination by Vendor .......................................    19
      7.3   Termination by Company ......................................    20
      7.4   Termination of Services or Licensed Systems .................    21
      7.5   Remedies: Waiver ............................................    21

8     WARRANTY DISCLAIMERS, WAIVERS AND FURTHER RELEASES ................    23
      8.1   Warranty Disclaimers ........................................    23
      8.2   Waiver of Consumer Protection Laws ..........................    23

      8.3   Survival ....................................................    24

9     MEDIATION AND ARBITRATION .........................................    24
      9.1   Mediation ...................................................    24
      9.2   Arbitration .................................................    25
      9.3   Emergency Relief and Relief from Certain Violations .........    26

10    INDEMNIFICATION ...................................................    27
      10.1  Indemnification of Vendor ...................................    27
      10.2  Indemnification for Negligent Acts ..........................    28
      10.3  Indemnification of Company ..................................    28
      10.4  Participation and Cooperation ...............................    29
      10.5  Defense of Claims; Settlement ...............................    30
      10.6  Survival ....................................................    30

11    MISCELLANEOUS .....................................................    30
      11.1    Amendment; Waiver .........................................    30
      11.2    Assignment; Subcontracting ................................    31
      11.3    Rights and Licenses Granted to Vendor .....................    31
      11.4    Notices ...................................................    31
      11.5    Counterparts ..............................................    32
      11.6    Severability ..............................................    32
      11.7    Integration ...............................................    32
      11.8    Governing Law .............................................    33
      11.9    Further Assurances ........................................    33
      11.10   Publicity .................................................    33
      11.11   Expenses ..................................................    33
      11.12   Brokers ...................................................    33
      11.13   Annexes, Exhibits, Schedules and Transition Plan ..........    33
      11.14   Independent Contractor ....................................    33
      11.15   Setoff ....................................................    33
      11.16   Product Knowledge .........................................    34
      11.17   Interpretation; Governing Language ........................    34
      11.18   Force Majeure .............................................    34
      11.19   Successors and Assigns ....................................    34
      11.20   No Third Party Beneficiaries ..............................    34

                                 LIST OF ANNEXES

Annex A .............................................  Yield Management Services

                                LIST OF EXHIBITS

Exhibit 5.2.4 .......................................................  Insurance

            THIS SERVICES AND LICENSES AGREEMENT, dated as of _______, 1995 (the "Effective Date"), between Midway Airlines Corporation, a Delaware corporation, having its principal place of business at 300 West Morgan Street, Suite 1200, Durham, North Carolina 27701 (the "Company") and Airline Management Services, Inc., a Delaware corporation, having its principal place of business at 4333 Amon Carter Boulevard, Fort Worth, Texas 75261 ("Vendor").

                                   WITNESSETH

            WHEREAS, the Company is engaged in the business of providing airline travel services;

            WHEREAS, the Company desires Vendor to provide it with certain services with respect to such airline services; and

            WHEREAS, Vendor is willing to perform such services on the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt of which is acknowledged, the parties hereby agree as follows:

1     DEFINITIONS

      1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

            "AA": American Airlines, Inc., a Delaware corporation.

            "Actual Knowledge": the actual knowledge of any officer or director of the Company, Vendor or Vendor Affiliates, as the case may be.

            "Affiliate": a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, and is deemed to Exist when at least 51% of the voting capital stock of the controlled Person is directly or indirectly owned by the controlling Person.

            "Agreement": this Services and Licenses Agreement including the Annexes and Exhibits hereto, as amended, supplemented or otherwise modified from time to time.

            "Annex(es)": the annexes attached hereto which set out the specific services to be provided by Vendor to Company under this Agreement.

            "Applicable Law": all applicable laws (including securities laws, tax laws, tariff and trade laws), ordinances, judgments, treaties, conventions, protocols, international agreements, decrees, injunctions, writs, orders, regulations, interpretations, licenses and permits of any Governmental Authority having jurisdiction over this Agreement, the transactions contemplated hereby, or any document related hereto or thereto or delivered in connection herewith or therewith.

            "Business Day": any day other than a Saturday, Sunday or other day on which commercial banking institutions in Fort Worth, Texas are authorized or required by Applicable Law to be closed.

            "Change in Ownership": whenever, at any time during the term of this Agreement, a Disqualified Investor that is not the recorded or beneficial owner of 10% or more of the capital stock of Company as of the Effective Date (i) acquires 10% or more of the equity shares of Company, whether directly or indirectly through intermediaries, or (ii) increases its equity ownership of the capital stock of Company by 100% or more, such acquisition or subsequent increase in ownership will be considered a Change of Ownership.

            "Company Affiliate": an Affiliate of the Company.

            "Confidential Information": information that is considered confidential and/or proprietary by the party disclosing, such information including without limitation, software and other technical information (including functional and technical specifications, designs, drawings, analysis, research, processes, computer programs, methods, ideas, know-how and the like), business information (sales and marketing research, materials, plans, accounting and financial information, personnel records and the like), and specifically including, without limitation, the terms and conditions of this Agreement.

            "Consumer Price Index": the Consumer Price Index - All Urban Consumers, All Items (1982-84 = 100), as published by the US Department of Labor, Bureau of Labor Statistics, or a successor index which measures general wage and price inflation in the US.

            "Disqualified Investor": means (i) any other airline or airline-related services company, (ii) any Person that Vendor believes would likely, by virtue of such Person's affiliation with Company, materially adversely affect Vendor's interests or objectives under any agreements between Vendor (or any of Vendor Affiliates) and Company, or (iii) any affiliate of a Person identified in clauses (i) or (ii) of this paragraph.

            "Governmental Authority": any government, any political subdivision, any agency and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

            "Intellectual Property": (a) any idea, design, concept, technique, invention, discovery or improvement, whether or not patentable, and including trade secrets and know-how, (b) any confidential or proprietary work of authorship, whether or not copyrightable, including without limitation, the Licensed Systems, (c) any trademarks, service marks, trade names, trade styles and logos, and (d) any other similar right in intellectual property, in each case on a worldwide basis.

            "Licensing Systems": the licensing systems as defined in the applicable Annexes.

            "Losses": any and all liabilities, obligations, losses, damages, claims, deficiencies, penalties, taxes, levies, actions, judgments, settlements, suits, costs, legal fees, accountants' fees, disbursements or expenses.

            "Material Adverse Effect": with respect to any Person, a material adverse effect on (a) the business, assets, operations, performance, properties or condition (financial or otherwise) of such Person or
            (b) the ability of such Person to perform its material obligations under this Agreement.

            "Material Contract" as to any Person, each contract (including, without limitation, collective bargaining agreements, aircraft leases, terminal leases and other real estate leases) to which such Person is a party involving aggregate consideration payable to or by such Person of U.S. $100,000 or more per year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

            "Person": an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity or a government or any political subdivision or agency thereof.

            "Service(s)": as defined in Section 2.3.

            "Services Period": the period commencing on the Effective Date and continuing to but not including the tenth (10th) anniversary thereof, unless extended or sooner terminated pursuant to the provisions of Section 7 hereof.

            "Taxes": as defined in Section 6.3.

            "Taxing Authority": means any Governmental Authority, any international authority and any taxing authority of any other government or political subdivision or territory or possession thereof.

            "US": United States of America.

            "US $": United States Dollars.

            "US GAAP": generally accepted accounting principles (as such principles are applied in the United States of America as of the date of the financial statement with respect to which the term is used), consistently applied.

            "Unauthorized Use or Disclosure": as defined in Section 6.1.4 (ii).

            "Vendor": Airline Management Services, Inc. and any parent or affiliate thereof providing Services pursuant to this Agreement.

            "Vendor Affiliate": an Affiliate of Vendor providing Services pursuant to this Agreement.

            "Yield Management": the Service described in Annex A to this Agreement.

2     SERVICES

      2.1 Appointment as Vendor. Subject to the terms and conditions of this Agreement, the Company hereby appoints Vendor as the Company's exclusive vendor to provide the Services during the Services Period. Vendor hereby accepts such appointment and shall be responsible to provide the Services during the Services Period in accordance with the terms and conditions of this Agreement. Any services not specifically assigned to Vendor in this Agreement shall continue to be performed by the Company or its subcontractors.

      2.2 Company Retention of Control and Decision Making. The Company and its officers and employees will retain and exercise managerial control and decision making authority for the Company in every respect, including without limitation, decisions to implement, modify or reject any course of action recommended by Vendor in connection with Services; provided, however, that Vendor shall have the authority to make routine administrative decisions to the extent specifically provided in any Annex.

      2.3 Services. During the Services Period Vendor shall be the exclusive vendor to the Company of services in the areas set out and more fully described in the Annexes (the "Services"). Each Annex contains the terms and conditions applicable exclusively to the Service described therein, including without limitation, the method of calculating the fee payable to Vendor by the Company with respect to such Service.

      2.4 Performance. If performed in accordance with the terms of this Agreement and if authorized by the terms of this Agreement, the performance of Services by Vendor is solely on behalf of the Company. Company has the right to request Services for Company Affiliates. Upon request in writing by Company, Vendor will use all reasonable best efforts to provide Services to the identified Company Affiliate. Unless otherwise expressly provided in this Agreement, Vendor does not assume and shall not be liable for any obligation of the Company or any Company Affiliate, financial or otherwise, to any Person.

      2.5 Scope of Services. Both the Company and the Vendor acknowledge that the manner in which the Services are performed, as well as the elements and functions within the Annex, may need to change regularly and frequently for various reasons, and they agree to use reasonable best efforts to accommodate all changes that may be necessary or desirable but which do not materially and adversely impact either party's operations.

      2.6 Opportunity for Vendor to Bid for Services. In the event that the Company or any Company Affiliate determines to seek services from a third party vendor, which services Vendor is qualified to render, the Company shall use reasonable best efforts to notify and give Vendor the opportunity to make a proposal to provide such services by delivering to Vendor, concurrently with the first delivery to any such third party vendor, a written request for proposal which shall describe the service to be provided and state the terms and conditions under which such service shall be rendered. Vendor may make a proposal which shall state the fees and other terms and conditions under which Vendor is willing to provide the service. Company's failure to notify and/or give Vendor such opportunity to make a proposal shall not constitute a breach of this Agreement.

      2.7 Subsidiary Services. Unless provided for in an Annex, or unless otherwise agreed to in writing by the parties in the future, Vendor shall not be obligated to provide Services to Company Affiliates. Notwithstanding the foregoing, Vendor agrees to use reasonable best efforts to accommodate all changes to the Services that may be necessary or desirable to include the Company Affiliates when requested to do so by the Company.

      2.8   Agreement Administration.

            2.8.1 Agreement Coordinator. The Company and Vendor shall each designate a person with responsibility for overseeing the implementation and performance of this Agreement (the "Agreement Coordinators"). Each party agrees to use all commercially reasonable efforts to keep the Agreement Coordinator of the other party informed concerning communications between the parties and the other material matters relating to this Agreement. Upon the execution of this Agreement, the Company and Vendor shall each submit to the other party in writing the name, business address and telephone number of its initial Agreement Coordinator. Either party may change its Agreement Coordinator from time to time by giving written notice to the other party. The responsibilities of the Agreement Coordinators are as follows:

                  (i) Administer and coordinate the performance of Services described in the Annexes hereto:

                  (ii) Administer and coordinate the authorization and execution of any Annexes for Services entered into hereunder;

                  (iii) Coordinate amendments (including documenting such
                        amendments and securing authorized signatures) to this Agreement including the Annexes hereto;

                  (iv) Serve as primary point of contact for the other party with respect to non-technical matters; and

                  (v) Be primarily responsible for the maintenance of good working relations between the Company and Vendor in respect of the

                        Services by establishing and fostering effective communication between the respective Agreement Coordinators and Service Coordinators and providing an effective method for the rapid and effective resolution of any issues which may arise, in an effort to avoid such issues becoming disputes requiring dispute resolution under Section 9 hereof.

            2.8.2 Service Coordinators. Each Annex, at the time entered into by the parties, shall list the name, business address and telephone number of each party's Service Coordinator, who shall be responsible for coordinating all technical matters relating to such Annex (the "Service Coordinators"). The same person may serve as both the Agreement Coordinator and a Service Coordinator, and may serve as Service Coordinator for any number of Annexes, in the discretion of each party. The responsibilities of the Service Coordinators are as follows:

                  (i) Arrange meetings, visits and consultations between the parties concerning technical matters;

                  (ii) Administer and coordinate the technical aspects of the applicable Annex, including the performance of Vendor's work and services;

                  (iii) Chair periodic technical status reviews; and

                  (iv) Supervise performance of work and services, and submission and acceptance of all items pursuant to the applicable Annex.

3     LICENSES

      3.1 License to Use Licensed Systems. Subject to the terms and conditions of this Agreement and each applicable Annex, Vendor may grant to Company and Company accepts from Vendor, (i) for the Services Period, a nonexclusive and nontransferable license to access the Licensed Systems and (ii) the right to receive certain related training and database support services according to the terms of the applicable Annex.

      3.2 License to Copy Licensed Systems Documentation. Vendor may grant to Company, for the Service Period, a nonexclusive and nontransferable license to copy for Company's internal use only, in connection with Company's use of the Licensed Systems, any documentation provided to Company under this Agreement or the applicable Annex. Company agrees that it will not sell, transfer or otherwise disclose such documentation to any third party.

      3.3 Sublicensing. Company shall not transfer, assign or sublicense any of the Licensed Systems under this Agreement or any of the Annexes or any component of the Licensed Systems to any Person or entity, whether by operation of law or otherwise, without the prior written consent of Vendor.

4     SERVICES FEE

      4.1 Calculation of Fees. In consideration of the Services to be performed by Vendor during the Services Period, Company shall pay to Vendor a Fee calculated and payable in accordance with each Annex to this Agreement.

      4.2 Invoices and Payment of Fees. Vendor shall submit Invoices to Company on the fifth (5th) Business Day of the following month for the Fees incurred during the previous month. Each invoice shall Identify the Services performed or to be performed during the month, and the Fees associated with each of the foregoing. Company shall pay each invoice in full in U.S. $ by wire transfer of immediately available funds to an account designated by Vendor on or prior to ten (10) calendar days following receipt of Vendor's invoice. Additional payment terms may exist and be applicable in some Annexes. All payments by Company for Fees due hereunder shall be in U.S. $ sourced from a U.S. situs bank account identified by Company to Vendor and tender of payment by Company in any currency other than U.S. $ shall not be effective to discharge Company's obligation to pay the Fees hereunder.

      4.3   Late Payment. All Fees not paid within the time limits set out in
            Section 4.2 above shall accrue interest at the rate of ten percent (10%) per annum or the highest amount permitted by law, whichever is less.

      4.4 Audit of Fees. In the event Company disputes the amount of any Fees as reflected on any invoice, Company shall have the right, during regular business hours and upon reasonable notice to Vendor, to have an independent auditor reasonably satisfactory to Vendor in Vendor's sole discretion inspect the financial books and records of Vendor relating to the calculation of such Fees for the limited purpose of conducting an audit thereof. Company shall pay the entire cost of any such audit. If the audit shows an overpayment by Company, Vendor shall credit the amount of such overpayment to the account of Company within five (5) Business Days of such audit finding and shall reimburse the reasonable costs of such audit to Company if overpayment is equal to $50,000 or more. Absent good cause, such audit rights may be exercised by Company no more frequently than two
            (2) times per calendar year.

      4.5 No Suspension of Fees. Except in the event of force majeure, the Fees accrued hereunder shall be due and payable by Company notwithstanding (i) any interruption of Services which is not caused by the gross negligence, willful misconduct or breach of this Agreement by Vendor or (ii) any audit or dispute concerning the amount of any Fees as specified in Section 4.4 above or otherwise, until such time as the audit or dispute is completed or resolved and appropriate adjustments made.

5     REPRESENTATIONS AND WARRANTIES

      5.1 Representations and Warranties of the Company. The Company represents and warrants to Vendor as follows:

            5.1.1 Organization and Standing. The Company is a corporation duly organized and validly existing under the laws of Delaware. The Company has full corporate power to own or lease its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified or licensed to do business and validly existing as a foreign corporation in each other jurisdiction in which it is so required to be authorized, qualified or licensed unless the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect on the Company.

            5.1.2 Authority. Each of Company and the Company Affiliates has all
                  requisite corporate power and authority to execute, enter into and carry out the terms and conditions of this Agreement, the Annexes hereto, agreements and instruments contemplate hereby, and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered and is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except that the enforceability of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            5.1.3 No Violation. Neither the execution nor delivery of this
                  Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in the material breach of any term or provision of, or constitute a material default under, or give any third party the right to accelerate any material obligation under, any charter provision, bylaw, Material Contract, order, Applicable Law or regulation to which Company is a party or by which Company or any Company Affiliate or any of their material assets or properties are in any way bound or obligated except where any such event would not have a Material Adverse Effect on Company and Company Affiliates, taken as a whole.

            5.1.4 Governmental and Third Party Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company or any Company Affiliate in connection with the transactions contemplated by this Agreement, except for those which have been obtained and for those in respect of which the failure to obtain would not have a Material Adverse Effect on the Company and the Company Affiliates, taken as a whole. No consent, approval, waiver or other action by any Person under any Material Contract is required or necessary for the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, except for those which have been obtained and for those in respect of which the failure to obtain would not have a Material Adverse Effect on the Company and the Company Affiliates, taken as a whole.

            5.1.5 Title to Intellectual Property of Company. The Company owns, or is licensed or otherwise has the full rights to use and to grant to Vendor the right to use, copy or modify, the Intellectual Property of Company to the extent necessary for Vendor to provide the Services.

            5.1.6 Assets. Company has assets in excess of U.S. $5,000,000.00 according to its most recent financial statement prepared In accordance with U.S. GAAP and is not a "consumer" as that term is defined in Section 17.45 of the Texas Deceptive Trade Practices - Consumer Protection Act.

      5.2 Representations and Warranties of Vendor. Vendor represents and warrants to the Company as follows:

            5.2.1 Organization and Standing. Vendor and the Vendor Affiliates
                  are corporations duly organized and validly existing under the laws of their respective jurisdictions of formation. Vendor and the Vendor Affiliates have full corporate power to own or lease their respective properties and to conduct their business as presently conducted. Vendor and the Vendor Affiliates are duly authorized, qualified or licensed to do business and validly existing as a foreign corporation in each other jurisdiction in which they are so required to be authorized, qualified or licensed unless the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect on Vendor or the Vendor Affiliates, taken as a whole.

            5.2.2 Authority. Each of Vendor and the Vendor Affiliates has all
                  requisite corporate power and authority to execute, enter into and carry out the terms and conditions of this Agreement, the Annexes hereto, agreements and instruments contemplated hereby, and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered and is a legal, valid and binding agreement of Vendor, enforceable in accordance with its terms, except that the enforceability of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding thereof or may be brought.

            5.2.3 No Violation. Neither the execution nor delivery of this
                  Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in the material breach of any term or provision of, or constitute a default under, any charter provision, Material Contract, bylaw, order, Applicable Law or regulation to which Vendor or any Vendor Affiliate is a party or by which Vendor or any Vendor Affiliate or any of their material assets or properties are in any way bound or obligated.

            5.2.4 Governmental and Third Party Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Vendor or any Vendor Affiliate in connection with the transactions contemplated by this Agreement, except for those which have been obtained. No consent. Approval, waiver or other action by any Person under any agreement to which Vendor or any Vendor Affiliate is a party is required or necessary for the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby.

            5.2.5 Title to Intellectual Property of Vendor. Except as previously disclosed in writing to the Company, Vendor owns, or is licensed or otherwise has the full rights to use, the Intellectual Property of Vendor necessary to provide the Services.

6     COVENANTS

      6.1 Covenants of Vendor. During the Services Period, Vendor covenants and agrees as follows:

            6.1.1 Assistance. Vendor shall render to the Company such assistance and cooperation in the performance of the Company's duties hereunder and take such other actions in furtherance thereof as the Company may reasonably request.

            6.1.2 Confidentiality. In the course of this Agreement, it is anticipated that Vendor will learn of and have access to Confidential Information of the Company and Company Affiliates. When practical, Company will identify information in Vendor's possession that Company considers to be Confidential Information of Company or Company Affiliates. The failure of Company to so identify any information will not raise a presumption that such information is not Confidential Information. Vendor hereby agrees to retain in confidence and not disclose any and all Confidential Information of the Company and Company Affiliates, except as may be required by Applicable Law or to the extent necessary to comply with applicable legal requirements of any Governmental Authority, in which case Vendor shall promptly notify the Company. To the extent that the Company objects to disclosure of such Confidential Information, Vendor shall (i) use reasonable and lawful efforts to resist making any disclosure of such Confidential Information, (ii) use reasonable and lawful efforts to limit the amount of such Confidential Information to be disclosed, and (iii) use all reasonable efforts to obtain a protective order or other appropriate relief to minimize the further dissemination of any Confidential Information to be disclosed, in each case in a manner similar to that which Vendor would take with respect to its own Confidential Information. In addition, Vendor shall not disclose the Confidential Information of the Company (i) to any employee, accountant, or agent except on a "need-to-know" basis, and (ii) except to such other recipients as the Company may approve in writing. Vendor hereby agrees to retain in confidence all Confidential Information of the Company and Company Affiliates. Data and information of the Company provided to Vendor in order to enable Vendor to perform the Services and information generated by the parties as a result of the

                  Services performed under this Agreement are also Confidential Information and shall be maintained in confidence. Unless otherwise hereafter agreed by the Company in writing. Confidential Information of the Company and Company Affiliates shall be used by Vendor solely for the purpose of fulfilling its obligations under this Agreement and shall not be used by Vendor for any other purpose. Vendor shall have no rights to use Confidential Information of the Company and Company Affiliates following the termination of this Agreement, except as specifically set forth in any Annex. Confidential Information of the Company and Company Affiliates is nontransferable and cannot be assigned by Vendor. Confidential Information of the Company and Company Affiliates shall not be disclosed by Vendor to any third party without the prior written consent of the Company. Vendor shall have no confidentiality obligation with respect to Confidential Information of the Company and Company Affiliates, or any part thereof, which is:

                  (i) already known to Vendor at the time of the disclosure as demonstrated by written record;

                  (ii) becomes publicly known without the wrongful act or breach of this Agreement by Vendor;

                  (iii) rightfully received from a third party on a
                        nonconfidential basis as demonstrated by written record; or

                  (iv) approved for release by written authorization of the Company.

            These confidentiality undertakings will survive the termination or expiration of this Agreement and Annexes attached hereto.

            6.1.3 Protection of Intellectual Property of the Company.

                  (i) Vendor acknowledges that it obtains pursuant to this Agreement only the right to use Intellectual Property of the Company and Company Affiliates on the terms and conditions set forth herein and that no right, title or interest in or to the Intellectual Property of the Company is granted or transferred to Vendor hereunder. Vendor agrees not to provide or otherwise make available the Intellectual Property of the Company and Company Affiliates in any form to any person, other than as provided for in this Agreement, without the prior written consent of the Company or the relevant Company Affiliate.

                  (ii) Vendor will use all commercially reasonable efforts and will take all reasonable steps to protect the Intellectual Property of the Company and Company Affiliates from any use, reproduction, publication, disclosure or distribution except as specifically authorized by this Agreement (collectively, "Unauthorized Use or Disclosure"). Vendor acknowledges and agrees that the

                        Intellectual Property of the Company and Company Affiliates contains Confidential Information and trade secrets developed or acquired by the Company and Company Affiliates through the expenditure of a great deal of time and money. The Vendor agrees (A) to observe complete confidentiality with respect to the Intellectual Property of Company and Company Affiliates,
                        (B) not to disclose to or permit any Person access to the Intellectual Property of Company and Company Affiliates or any portion thereof without Company's prior written consent (except that such disclosure or access shall be permitted to any employee of the Vendor to the extent required for such employee to perform duties hereunder not inconsistent with the terms of this Agreement), and (C) to ensure that any employees of the Vendor who receive access to the Intellectual Property of Company and Company Affiliates are advised of its confidential and proprietary nature and that they are prohibited from copying, utilizing or revealing the Intellectual Property at Company and Company Affiliates or any portion thereof or from taking any action prohibited to the Vendor under this Agreement. Without limiting the foregoing and to the extent possible, the Vendor agrees to keep the Intellectual Property of Company and Company Affiliates in a secure place and to employ with regard to such Intellectual Property procedures no less restrictive than the strictest procedures used by the Vendor to protect its own trade secrets.

                  (iii) Vendor shall not remove, alter, cover or obfuscate any copyright notice, trademark or other proprietary rights notice placed by the Company or Company Affiliates in or on any portion of the Intellectual Property of the Company or Company Affiliates and shall ensure that all such notices are reproduced on all copies of any portion of such Intellectual Property made by Vendor. Vendor shall comply with directions submitted by the Company or Company Affiliates from time to time regarding the form and placement or copyright notices and other proprietary rights on any portion of the Intellectual Property of the Company or Company Affiliates.

                  (iv) Vendor shall promptly notify the Company of any known Unauthorized Use or Disclosure of the Intellectual Property of the Company or Company Affiliates and will cooperate with the Company or Company Affiliates in any litigation brought by the Company or Company Affiliates against third parties to protect their respective proprietary rights. Vendors compliance with the provisions of this Section 6.1 2(iv) shall not be construed as a waiver of any of the Company's or Company Affiliates' rights hereunder.

                  (v) Vendor's obligations and the Company's or Company Affiliates' rights under this Section 6.1.3 shall survive any expiration or termination of this Agreement for any reason whatsoever. On the expiration or termination of this Agreement for any reason, or the expiration or termination of any of its Annexes, each party shall return to the other all Confidential Information of that party in its possession relating to the Agreement as a whole or the specific Annex or Annexes terminated and including all copies in whatever media represented and certify to such destruction or return if so requested by the other party.

            6.1.4 Notices.  Vendor shall promptly after the commencement thereof, give notice to the Company of all actions, suits and proceedings before any Governmental Authority involving Vendor that are directly related to the Services or the Licensed Systems.

      6.2 Covenants of the Company. During the Services Period, the Company covenants and agrees as follows:

            6.2.1 Assistance. The Company shall render to Vendor such assistance and cooperation in the performance of Vendor's duties hereunder and take such other actions in furtherance thereof as Vendor may reasonably request Except where otherwise expressly provided for in a particular Annex hereto, the Company shall at all times be responsible for interpreting and advising Vendor of the effect of any non-U.S. Governmental Authority laws, rules, regulations and orders in effect from time to time, insofar as such may have an impact on the provision of the Services and Licensed Systems.

            6.2.2 Confidentiality. In the course of this Agreement, it is anticipated that the Company will learn of and have access to Confidential Information of Vendor and Vendor Affiliates. When practical, Vendor will identify information in Company's possession that Vendor considers to be Confidential Information of Vendor or Vendor Affiliates. The failure of Vendor to so identify any information will not raise a presumption that such information is not Confidential Information. The Company hereby agrees to retain in confidence and not disclose all Confidential Information of Vendor and Vendor Affiliates, except as may be required by Applicable Law or to the extent necessary to comply with applicable legal requirements of any Governmental Authority, in which case the Company shall promptly notify Vendor. To the extent Vendor objects to disclosure of such Confidential Information, the Company shall (i) use reasonable and lawful efforts to resist making any disclosure of such Confidential Information, (ii) use reasonable and lawful efforts to limit the amount of such Confidential Information to be disclosed, and (iii) use all reasonable efforts to obtain a protective order or other appropriate relief to minimize the further dissemination of any Confidential Information to be disclosed, in each case in a manner similar to that which Company would take with respect to its own Confidential Information. In addition, the Company shall not disclose the Confidential Information of Vendor (i) to any employee, accountant, or agent except on a "need-to-know" basis, and (ii) except to such other recipients as Vendor may approve in writing. Data and information of Vendor provided to the Company in connection with Vendor's performance of the Services are also Confidential Information and shall be maintained in confidence. Unless otherwise agreed by the Vendor in writing, Confidential Information of Vendor and Vendor Affiliates shall be used by the Company solely for the purposes of fulfilling the obligations and achieving the benefits contemplated by this Agreement and shall not be used by the Company for any other purposes. The Company shall have no rights to use Confidential Information of Vendor and Vendor Affiliates following the termination of this Agreement. Confidential Information of Vendor is nontransferable and cannot be assigned by the Company. Confidential Information of Vendor and Vendor Affiliates shall not be disclosed by Company to any third party without the prior written consent of Vendor. The Company shall have no confidentiality obligation with respect to Confidential Information of Vendor and Vendor Affiliates, or any part thereof, which is:

                  (i) already known to the Company at the time of the disclosure as demonstrated by written record;

                  (ii) becomes publicly known without the wrongful act or breach of this Agreement by the Company;

                  (iii) rightfully received from a third party on a
                        nonconfidential basis as demonstrated by written record; or

                  (iv)  approved for release by written authorization of Vendor.

            The confidentiality undertakings will survive the termination or expiration of this Agreement.

            6.2.3 Protection of Intellectual Property of Vendor and Vendor
                  Affiliates.

                  (i) During the Services Period, it is anticipated that Company may learn of and have access to Intellectual Property of Vendor and Vendor Affiliates. The Company acknowledges that it has no right, title or interest in or to the Intellectual Property of Vendor and Vendor Affiliates and that this Agreement does not confer to the Company any ownership rights in the Intellectual Property of Vendor and Vendor Affiliates. The Company agrees not to provide or otherwise make available the Intellectual Property of Vendor and Vendor Affiliates in any form to any person, other than as provided for in this Agreement, without the prior written consent of Vendor. Company acknowledges that the Licensed Systems and trademarks and accompanying documentation are trade secrets and Vendor's proprietary information, whether or not any portion thereof is or may be validly copyrighted or patented.

                  (ii) The Company shall use all commercially reasonable efforts and shall take all reasonable steps to protect the Intellectual Property of Vendor and Vendor Affiliates from Unauthorized Use or Disclosure. The Company acknowledges and agrees that the Intellectual Property of Vendor and Vendor Affiliates contains Confidential Information and trade secrets developed or acquired by Vendor and Vendor Affiliates through the expenditure of a great deal of time and money. The Company agrees (A) to observe complete confidentiality with respect to the Intellectual Property of Vendor and Vendor Affiliates, (B) not to disclose to or permit any Person access to the Intellectual Property of Vendor and Vendor Affiliates or any portion thereof without Vendor's prior written consent (except that such disclosure or access shall be permitted to any employee of the Company to the extent required for such employee to perform duties hereunder not inconsistent with the terms of this Agreement) and (C) to ensure that any employees of the Company who receive access to the Intellectual Property of Vendor and Vendor Affiliates are advised of its confidential and proprietary nature and that they are prohibited from copying, utilizing or revealing the Intellectual Property of Vendor and Vendor Affiliates or any portion thereof or from taking any action prohibited to the Company under this Agreement. Without limiting the foregoing and to the extent possible, the Company agrees to keep the Intellectual Property of Vendor and Vendor Affiliates in a secure place and to employ with regard to such Intellectual Property procedures no less restrictive than the strictest procedures used by the Company to protect its own trade secrets.

                  (iii) The Company shall not remove, alter, cover or obfuscate any copyright notice, trademark or other proprietary rights notice placed by Vendor or Vendor Affiliates in or on any portion of the Intellectual Property of Vendor and Vendor Affiliates and shall ensure that all such notices are reproduced on all copies of any portion of the Intellectual Property of Vendor and Vendor Affiliates made by the Company. The Company shall comply with directions submitted by Vendor or Vendor Affiliates from time to time regarding the form and placement or copyright notices and other proprietary rights notices on any portion of the Intellectual Property of Vendor or Vendor Affiliates.

                  (iv) The Company shall promptly notify Vendor of any known Unauthorized Use or Disclosure of the Intellectual Property of Vendor and Vendor Affiliates and will cooperate with Vendor or Vendor Affiliates in any litigation brought by Vendor or Vendor Affiliates against third parties to protect their respective proprietary rights. The Company's compliance with the provisions of this Section 6.2.3(iv) shall not be construed as a waiver of any of Vendor's or Vendor Affiliates' rights hereunder.

                  (v) The Company's obligations and Vendor's or Vendor Affiliates' rights under this Section 6.2.3 shall survive any expiration or termination of this Agreement for any reason whatsoever. On the expiration or termination of this Agreement for any reason, or the expiration or termination of any of its Annexes each party shall return to the other all Confidential Information of that party in its possession relating to the Agreement as a whole or the specific Annex or Annexes terminated and including all copies in whatever media represented and certify to such destruction or return if so requested by the other party.

            6.2.4 Insurance.

                  (i) The Company shall maintain with financially sound and reputable insurance companies satisfactory to Vendor insurance in at least such amounts, of such character and against at least such risks as is maintained by the Company on the date of this Agreement and described in
                        Exhibit 6.2.4 to this Agreement or, if such insurance is not available on a commercially reasonable basis with Vendor's prior written consent, such insurance in at least such amounts, of such character and as against at least such risks as are usually insured against in the air travel industry, including without limitation all risk hull, aircraft liability, passenger liability, public liability, property liability, freight cargo liability, workers compensation, employers liability, and comprehensive general liability. The Company shall furnish to Vendor, upon written request, full information as to the insurance in effect at any time.

                  (ii) The Company shall cause (A) all insurance policies to name Vendor as an additional insured to the extent of the Company's obligations to indemnify Vendor pursuant to Section 10.1 hereunder, (B) all insurance policies to provide that no cancellation, reduction in amount or material adverse change in coverage thereof shall be effective until at least thirty (30) days after receipt by Vendor of written notice thereof and (C) all insurance policies to provide that Vendor shall have no obligation or liability for premiums, commissions, assessments or calls in connection with such insurance or in connection with any representation or warranty made by the Company in connection with obtaining of such insurance.

                  (iii) Each policy of insurance carried in accordance with this
                        Section 6.2A shall (A) be primary without right of contribution from any other insurance which is carried by Vendor and its Affiliates and directors, officers, employees, servants and agents of Vendor or its Affiliates as additional insureds (each such person an "Additional Insured"), (B) expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering any Additional Insured, and

                        (C) waive any right of the insurers to any subrogation set-off or counterclaim or any other deduction, whether by attachment or otherwise in respect of any liability of any Additional Insured or Company to the extent of any moneys due to such Additional Insureds.

                  (iv) Fifteen (15) Business Days prior to the expiration date of each policy maintained hereunder the Company shall either (A) deliver to Vendor Certificates of Insurance with respect to the renewals of the insurance policies maintained by the Company as required by this Section 6.2.4, or (B) notify Vendor of the policies which have not been renewed. To the extent available Company will deliver to Vendor copies of such policies.

                  (v) Company shall forthwith notify Vendor of any event of which Company has knowledge or of which Company ought reasonably to know that may give rise to a claim under the insurance required pursuant to this Section 6.2.4.

                  (vi) Company's obligations under this Section 6.2.4 shall continue for a period of three (3) years following the expiration or termination of this Agreement.

            6.2.5 Notice of Material Events.  The Company shall promptly give
                  Vendor written notice of the entering into of any material transactions or commitments or the occurrence of any event, that affects the Company which reasonably could be expected to materially impact Vendor's performance of Services or provision of Licensed Systems, any of Vendor's rights under this Agreement or the Company's performance of its agreements hereunder.

            6.2.6 Intellectual Property. The Company shall grant to Vendor and
                  Vendor Affiliates the full rights to use, copy or modify the Intellectual Property of the Company to the extent reasonably necessary for Vendor and Vendor Affiliates to provide the Services or Licensed Systems.

            6.2.7 Non-Solicitation. Company agrees that it shall not directly solicit current or former employees or consultants of Vendor or Vendor Affiliates during the Services Period and for a period of two (2) years thereafter.

      6.3   Taxes.

            6.3.1 Prompt Payment by Company. Company will pay when due all present and future taxes and levies, imposts, deductions, charges and stamp taxes whether collected by withholding or otherwise, including. without limitation, sales, use, excise or goods and services taxes (collectively the "Taxes") imposed. assessed, levied or collected by any taxing jurisdictions together with any interest thereon and penalties, fines and surcharges with respect thereto, if any, on or in respect of any payments made or to be made by the Company under this Agreement but excluding (i) any such Taxes arising from or measured by Vendor's gross or net income, receipts, capital or net worth, franchises, excess profits or conduct of business taxes (including minimum taxes, withholding taxes and taxes on or measured by any item of tax preference) and taxes in the nature of employment taxes; (ii) taxes arising from the gross negligence or willful misconduct of Vendor; or (iii) interest, penalties, fines or additions to tax resulting from Vendor's failure to file tax returns timely and properly (such non-excluded taxes are collectively referred to as "Company Taxes").

            6.3.2 Indemnity for Taxes. Without limiting the foregoing, the
                  Company will indemnify Vendor against, and reimburse Vendor upon demand for, any Company Taxes which Vendor is obligated to pay or has paid.

            6.3.3 Gross-up of Payments. In the event the Company is required by applicable law, decree or regulation to deduct or withhold Company Taxes from any amounts payable under or in respect of this Agreement, the Company shall (i) pay to Vendor such additional amounts as may be required, so that after the deduction or withholding of such Company Taxes, Vendor will receive from the Company on the due date thereof any amount equal to the amount stated to be payable to Vendor under this Agreement had such Company Taxes not been imposed, (ii) make the required deduction or withholding. and (iii) promptly pay the authorities before penalties attached thereto or interest accrued thereon.

            6.3.4 Additional Tax Payments. The Company will pay to Vendor an additional amount equal to any income tax imposed on or assessed against Vendor as Company Taxes.

            6.3.5 Withheld Taxes. To the extent any Company Tax is withheld by the Company and paid on behalf of Vendor, the Company shall provide Vendor upon request with documentation evidencing that such Taxes were, in fact, paid to the applicable authority.

            6.3.6 Assessments. Vendor shall, promptly after the receipt of any assessment for Company Taxes, send a copy of such assessment to the Company. Vendor shall not have the right to settle any dispute with the applicable Taxing Authority without the consent of Company, which will not be unreasonably withheld if to do so would materially prejudice Vendor; provided, however, Vendor consults with the Company prior to such settlement and such settlement is reasonable and made in good faith.

7     EXTENSION AND TERMINATION

      7.1 Extension of Services Period. Subject to Sections 7.2, 7.3 and 7.4 below, this Agreement and the Services Period shall terminate on the earlier to occur of (i) the tenth (10th) anniversary of the Effective Date or (ii) the termination of Services in accordance with the terms of the applicable Annex; provided, however. that this Agreement may be extended for successive additional five (5) year terms if the Company and Vendor agree in writing on or prior to the date which is six (6) months prior to the end of each such additional successive five (5) year term; and provided further, that the term of the Services to be provided and the extension of such term shall be governed by the provisions of any Annex attached hereto relating to such Services.

      7.2 Termination by Vendor. Vendor shall have the right, at its option, to terminate this Agreement as follows:

            7.2.1 if Company defaults in payment to Vendor of any Fees or in the performance of its obligations under Section 6.2 or under any Annex, and such default is not cured within five (5) Business Days following notice of termination from Vendor and Company;

            7.2.2 if Company breaches any of its obligations under any Annex and such default is not cured within thirty (30) days after written notice from Vendor to Company.

            7.2.3 if Company breaches any of the Company's other material obligations under this Agreement if such breach is not capable of being cured within ten (10) Business Days after written notice from Vendor to the Company, or if such breach is curable, the Company fails to cure it within thirty (30) Business Days after written notice from Vendor to the Company;

            7.2.4 upon not less than fifteen (15) days' prior written notice by
                  Vendor to Company, if Company has materially breached any of its representations and warranties contained herein and such breach is not cured within thirty (30) Business Days after written notice from Vendor to Company;

            7.2.5 immediately upon written notice of termination by Vendor to
                  Company if a petition against Company in a proceeding under any bankruptcy or other insolvency law (as now or hereafter in effect) shall be filed, and any decree or order executed by any court of competent jurisdiction adjudging Company a bankrupt or insolvent in such proceeding shall remain in force undismissed and unstayed for a period of sixty (60) days after such adjudication or, in case the approval of such petition by a court of competent jurisdiction is required, the petition as filed or amended shall be approved by such a court as properly filed and such approval shall not be withdrawn and the proceeding shall not be dismissed within sixty (60) days thereafter, or if, under the provisions of any law providing for reorganization or winding-up of corporations which may apply to Company, any court of competent jurisdiction shall enter an order or decree assuming custody or control of Company or of any substantial part of its property and such custody or control remains in force unrelinquished, unstayed and unterminated for a period of thirty (30) days;

            7.2.6 with no less than one hundred and eighty (180) days' prior notice from Vendor to Company of the effective date of termination, if a Change of Ownership occurs at any time during the term of this Agreement;

                  provided, however, that Company may notify Vendor no less than thirty (30) days in advance of the effective date of a Change of Ownership, specifying the parties involved and other details of the Change of Ownership of which the Company is aware or which Vendor may reasonably request, in which case Vendor must respond within ten (10) days of receiving such notice, stating whether Vendor agrees to waive its right to terminate with respect to the impending Change of Ownership or whether Vendor objects to the Change of Ownership - and briefly describing, in the latter case, its reasons therefor and/or conditioning its willingness to waive this right. Vendor will not unreasonably refuse to waive its right to terminate under this Section 7.2.6.

            7.2.7 at any time Company or any of Its Affiliates (collectively, the "Company Group") shall breach or commit an event of default under any agreement between any member of the Company Group and any Affiliate of AMR Corporation (collectively, the "AMR Group"), and such breach is not cured within thirty (30) Business Days after written notice from Vendor to Company.

      7.3 Termination by Company. Company shall have the right at its option to terminate this Agreement as follows:

            7.3.1 if Vendor breaches any of its obligations under (i) Section
                  6.1 and such default is not cured within thirty (30) days after written notice from Company to Vendor, or (ii) Annex A and such default is not commenced to be cured within seven (7) days and ultimately cured within thirty (30) days after written notice from Company to Vendor.

            7.3.2 upon not less than fifteen (15) days' prior written notice of termination by Company to Vendor, if Vendor breaches any of Vendor's material obligations, representations or warranties under this Agreement and such breach is not cured within thirty (30) days after written notice from Company to Vendor.

            7.3.3 immediately upon written notice of termination by Vendor to
                  Company if AA shall consent to the appointment at a custodian, receiver, trustee or liquidator (or other similar official) of itself or of a substantial part of the property, or AA shall be unable to pay its debts generally as they become due, or AA substantially ceases to conduct its business as it is currently conducted, or shall make a general assignment for the benefit of creditors, or AA shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against AA in any such proceeding, or AA by voluntary petition, answer or consent shall seek relief as debtor under the provisions of any other present or future bankruptcy or other similar law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors or AA shall take any corporate action to authorize any of the foregoing, or

                  AA shall take any similar corporate action under the laws of any jurisdiction.

      7.4 Termination of Services or Licensed Systems. Each Annex to this Agreement may contain termination provisions in addition to those provided in Sections 7.2 and 7.3 above related to the Service, specified therein. To the extent such termination provisions apply, either party may terminate the Services specified in such Annex pursuant thereto without terminating this Agreement or the Services or Licensed Systems provided under any other Annex.

      7.5   Remedies: Waiver.

            7.5.1 General. Except as set forth in Sections 7.5.2, 7.5.4 and
                  10.3, in the event a party breaches this Agreement, the other party shall have all rights and remedies for such breach available under Applicable Law; provided, however, that a party may terminate this Agreement only as provided in Sections 7.2, 7.3 and 7.4, as applicable.

            7.5.2 Release. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE
                  CONTRARY, IN NO EVENT WILL VENDOR OR ANY OF VENDOR AFFILIATES, PERMITTED ASSIGNEES OR SUBCONTRACTORS (INCLUDING OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS, REPRESENTATIVES, SUCCESSORS AND ASSIGNEES OF THE FOREGOING) BE LIABLE TO THE COMPANY OR ANY OF THE COMPANY AFFILIATES, SUBCONTRACTORS, EMPLOYEES OR AGENTS FOR ANY CLAIM FOR DAMAGES (INCLUDING DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES), WHETHER IN TORT (INCLUDING CLAIMS BASED UPON THE NEGLIGENCE OF VENDOR OR ANY OF VENDOR AFFILIATES, PERMITTED ASSIGNEES OR SUBCONTRACTORS), CONTRACT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT UNLESS SUCH CLAIM IS BASED UPON A BREACH OF THIS AGREEMENT BY VENDOR OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF VENDOR OR VENDOR AFFILIATES, PERMITTED ASSIGNEES OR SUBCONTRACTORS IN PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT, AND THE COMPANY FOR ITSELF AND ITS AFFILIATES, SUBCONTRACTORS, EMPLOYEES AND AGENTS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, RELEASES AND COVENANTS NOT TO SUE UPON ANY SUCH CLAIM, UNLESS SUCH CLAIM IS BASED UPON A BREACH OF THIS AGREEMENT BY VENDOR, OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF VENDOR OR VENDOR AFFILIATES, PERMITTED ASSIGNEES OR SUBCONTRACTORS IN THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT AND THEN ONLY TO THE EXTENT THAT THE AMOUNT OF SUCH CLAIM OR CLAIMS EXCEEDS IN THE AGGREGATE $100,000. THE FOREGOING $100,000 LIMITATION ON CLAIMS SHALL NOT APPLY IN THE EVENT THAT A CLAIM ARISES OUT OF A MATTER UNDER

                  ARTICLE 4.4.

            7.5.3 RELEASE AND WAIVER OF REMEDY FOR NEGLIGENT ACTS. WITHOUT
                  LIMITING SECTIONS 7.5.2 OR 8.1, IT IS THE EXPRESS INTENT OF COMPANY AND VENDOR THAT (A) COMPANY AND COMPANY AFFILIATES, SUBCONTRACTORS, EMPLOYEES AND AGENTS RELEASE, WAIVE, AND COVENANT NOT TO SUE VENDOR AND VENDOR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, REPRESENTATIVES, SUCCESSORS AND ASSIGNEES AGAINST CLAIMS DESCRIBED IN SECTION
                  7.5.2 ABOVE (OTHER THAN CLAIMS THAT ARE EXPRESSLY EXCEPTED IN
                  SECTION 7.5.2), AND (B) VENDOR DISCLAIMS ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY HEREUNDER, ARISING FROM THE NEGLIGENCE (ACTIVE, PASSIVE OR IMPUTED) OF VENDOR OR VENDOR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, REPRESENTATIVES, SUCCESSORS AND ASSIGNEES AND AS A RESULT OF THE JOINT OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED) OF VENDOR OR VENDOR AFFILIATE, OFFICER, DIRECTOR, EMPLOYEE, AGENT, ATTORNEY, REPRESENTATIVE, SUCCESSOR OR ASSIGNEE AND COMPANY.

            7.5.4 Limitation on Damages. NOTWITHSTANDING ANYTHING IN THIS
                  AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL VENDOR OR ANY OF VENDOR AFFILIATES, ANY MEMBER OF THE AMR GROUP, OR ANY OF THEIR RESPECTIVE PERMITTED ASSIGNEES OR SUBCONTRACTORS (INCLUDING OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS, REPRESENTATIVES, SUCCESSORS AND ASSIGNEES OF THE FOREGOING) BE LIABLE TO COMPANY OR ANY OF COMPANY AFFILIATES, SUBCONTRACTORS, EMPLOYEES OR AGENTS FOR ANY CLAIM FOR DAMAGES (INCLUDING DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES). WHETHER IN TORT (INCLUDING CLAIMS BASED UPON THE NEGLIGENCE, GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF VENDOR OR ANY OF VENDOR AFFILIATES, ANY MEMBER OF THE AMR GROUP, OR ANY OF THEIR RESPECTIVE PERMITTED ASSIGNEES OR SUBCONTRACTORS), CONTRACT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT, IN AN AGGREGATE AMOUNT IN EXCESS OF AN AMOUNT EQUAL TO THE TOTAL PAYMENTS MADE TO VENDOR DURING THE TWELVE (12) MONTHS PRECEDING A CLAIM ARISING OUT OF ANY ANNEX.

            7.5.5 Survival. THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS
                  SECTION 7.5 SHALL SURVIVE FOREVER AND SHALL SPECIFICALLY SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT OR ANY IMPOSSIBILITY OF PERFORMANCE OF THIS AGREEMENT OR FRUSTRATION OF PURPOSE OF THIS AGREEMENT.

8     WARRANTY DISCLAIMERS, WAIVERS AND FURTHER RELEASES

      8.1 Warranty Disclaimers. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ALL SUPPORT SERVICES AND LICENSED SYSTEMS SHALL BE PERFORMED OR DELIVERED BY VENDOR, ITS AFFILIATES, SUBCONTRACTORS, EMPLOYEES OR AGENTS PURSUANT TO THIS AGREEMENT "AS-IS", "WHERE-IS," AND VENDOR FOR ITSELF AND ITS AFFILIATES, SUBCONTRACTORS, EMPLOYEES, AND AGENTS HEREBY DISCLAIMS WITH RESPECT TO ALL SUCH SUPPORT SERVICES AND LICENSED SYSTEMS OR ANY OTHER SERVICES OR MATERIALS PROVIDED HEREUNDER, ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE. SUBJECT ONLY TO THE EXPRESS WARRANTIES IN
            SECTION 5.2 ABOVE, THERE ARE NO WARRANTIES MADE HEREUNDER BY VENDOR OF ANY KIND OR NATURE WHATSOEVER AND COMPANY HEREBY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES, ALL WARRANTIES, EXPRESS OR IMPLIED, ARISING BY STATUTE OR OTHERWISE, WITH RESPECT TO ANY DEFECT OR NONCONFORMANCE IN ANY SERVICE PERFORMED FOR COMPANY PURSUANT TO THIS AGREEMENT OR ANYTHING DELIVERED TO OR PROVIDED TO COMPANY PURSUANT TO THIS AGREEMENT, INCLUDING:

            8.1.1 ANY STATUTORY OR IMPLIED WARRANTY OF MERCHANTABILITY OR
                  FITNESS FOR ANY PURPOSE; AND

            8.1.2 ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF
                  PERFORMANCE OR USAGE OF TRADE.

      COMPANY REPRESENTS AND WARRANTS THAT NONE OF THE SERVICES OR MATERIALS PROVIDED HEREUNDER OR WHICH MAY BE PROVIDED PURSUANT HERETO CONSTITUTE "CONSUMER PRODUCTS" WITHIN THE MEANING OF THE MAGNUSON-MOSS WARRANTY ACT AND THAT IF ANY WARRANTY IS NEVERTHELESS IMPOSED UNDER THAT ACT IT SHALL BE LIMITED TO A PERIOD OF THIRTY (30) DAYS.

      The parties acknowledge that Sections 7.5 and 8.1 have been the subject of full discussion and negotiation between the parties, with the advice of their respective legal counsel, and that the provisions of this Agreement were arrived at in consideration of the provisions of Sections 7.5 and
      8.1. including the disclaimers, waivers, releases and renunciations set forth herein. Vendor would not have entered into this Agreement for the consideration provided herein but for Company's agreement to release Vendor and Vendor Affiliates, officers, directors, employees, agents, attorneys, representatives, successors and assignees as provided in this Agreement.

      8.2   Waiver of Consumer Protection Laws.

            8.2.1 Texas. IN ACCORDANCE WITH SECTION 17.42 OF THE TEXAS BUSINESS
                  AND COMMERCE CODE, COMPANY AND VENDOR EACH

                  ACKNOWLEDGES THAT IT IS A BUSINESS CONSUMER HAVING KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THIS TRANSACTION AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION, AND HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE PROVISIONS OF SUBCHAPTER E OF CHAPTER 17 OF THE TEXAS BUSINESS AND COMMERCE CODE, TO THE EXTENT ANY SUCH PROVISIONS MAY BE APPLICABLE TO COMPANY, VENDOR, THIS AGREEMENT, OR EITHER OF THEIR PERFORMANCE HEREUNDER.

            7.2.2 IN ADDITION, IT IS COMPANY'S AND VENDOR'S INTENTION TO WAIVE
                  ANY ACTIONS OR REMEDIES UNDER ANY OTHER CONSUMER PROTECTION OR DECEPTIVE TRADE PRACTICES ACTS (WHETHER DOMESTIC OR FOREIGN) WHICH MAY BE APPLICABLE TO COMPANY, VENDOR, THIS AGREEMENT, OR EITHER OF THEIR PERFORMANCE HEREUNDER.

      8.3   Survival. THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS
            SECTION 8 SHALL SURVIVE FOREVER AND SHALL SPECIFICALLY SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT OR ANY IMPOSSIBILITY OF PERFORMANCE OF THIS AGREEMENT OR FRUSTRATION OF PURPOSE OF THIS AGREEMENT.

9     MEDIATION AND ARBITRATION

      9.1   Mediation.

            9.1.1 General. Subject to Section 11.16, the parties will attempt in good faith to resolve any controversy or claim arising out of or relating to the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this mediation and arbitration provision) promptly by negotiations between the parties other than controversies or claims involving or allegedly involving the subject matter of Sections 6.2.3 and 6.2.4.

            9.1.2 Meeting of Agreement Coordinators. If a controversy or claim should arise, the respective Agreement Coordinators of Vendor and Company will meet at least once and will attempt to resolve the matter. Either Agreement Coordinator may request the other to meet within seven (7) days at a mutually agreed time.

            9.1.3 Meeting of Designated Senior Executives. If the matter has not been resolved within ten (10) days of their first meeting, each Agreement Coordinator shall refer the matter to a senior executive from its company, which senior executive shall have authority to settle the dispute (the "Designated Senior Executive"). Thereupon, the Agreement Coordinators shall promptly prepare and exchange memoranda stating the issues in dispute and their positions, summarizing the negotiations which have taken place, and attaching relevant documents. The Designated Senior Executives will meet for negotiations within seven (7) days of the end of the ten-day period referred to above, at a mutually agreed time. The first meeting shall be held at the offices of the Agreement Coordinator receiving the request to meet. If more than one meeting is held, the meetings shall be held in rotation at the offices of Company and Vendor.

            9.1.4 Resolution by Arbitration. If the matter has not been resolved within seven (7) days of the meeting of the Designated Senior Executives (which period may be extended by mutual agreement), the controversy or claim shall be resolved pursuant to Section 9.2.

      9.2   Arbitration.

            9.2.1 General. Subject to Section 11.16, any controversy or claim that is not fully resolved pursuant to Section 9.1 shall be solely and finally settled by arbitration other than controversies or claims involving or allegedly involving the subject matter of Sections 6.2.3 and 6.2.4 of this Agreement. The arbitration proceedings shall be held in Dallas or Forth Worth, Texas, and shall be conducted in accordance with the Arbitration Rules of the American Association of Arbitrators ("AAA Rules"). The arbitration shall be conducted by a sole arbitrator appointed in accordance with the AAA Rules (the "Arbitrator"). All arbitration proceedings commenced with respect to this Agreement shall be consolidated for hearing before a sole Arbitrator as prescribed herein. The language to be used in any arbitration proceedings shall be English. The foregoing does not limit the ability of the parties to mutually agree, for the purposes of expediency and expertise, to different arbitration rules and procedures, such as, for example, arbitration procedures under the auspices of IATA.

            9.2.2 Written Statement. If a party hereto determines to submit a dispute for arbitration pursuant to this Section 9, such party (the "Petitioner") shall furnish the party with whom it has the dispute (the "Respondent") with a dated, written statement (the "Arbitration Notice") indicating (i) such party's intent to commence arbitration proceedings, (ii) the nature, with reasonable detail, of the dispute, and (iii) the remedy such party will seek.

            9.2.3 Discovery. At any time within forty (40) days after the date of the Arbitration Notice, the Petitioner and Respondent can make discovery requests of the other in any form permitted under the United States Federal Rules of Civil Procedure. The recipient of a discovery request shall have ten (10) days after the receipt of such request to object to any or all portions of such request, and shall respond to any portions of such request not so objected to within twenty (20) days of the receipt of such request. All objections shall be in writing and shall indicate the reasons for such objections. The objecting party shall ensure that all objections and responses are received by other parties within the above time periods. Any party seeking to compel discovery following receipt of an objection shall file with the other parties and the Arbitrator a motion to compel, including a copy of the initial request and the objection. The Arbitrator shall allow five (5) days for responses to the motion to compel before ruling. Claims of privilege and other objections shall be determined as they would be in United States federal court in a case applying Texas law.

            9.2.4 Hearings. Hearings must commence no later than the eighty third (83rd) day following the date of the Arbitration Notice and such hearings shall be conducted for ho more than five (5) days, unless otherwise agreed by the parties or ordered by the Arbitrator.

            9.2.5 Briefs. Each of the Petitioner and Respondent shall submit a brief, outlining such party's claim for relief or defense to any claim, to the other and to the Arbitrator on or before the tenth (10th) day following the last day of the hearing. Reply briefs must be exchanged and submitted to the Arbitrator on or before the twentieth (20th) day following the last day of the hearing. The Arbitrator shall choose the form of final decision that, in his judgment, is most consistent with the terms of this Agreement and Applicable Law.

            9.2.6 Amendment of Time Periods and Procedural Steps. The foregoing time periods and procedural steps may be modified or extended by agreement of the parties or by the Arbitrator in his discretion to the extent it deems necessary to prevent fundamental unfairness; provided, however, that at all times the Arbitrator shall be mindful of the parties' desire for the most expeditious possible resolution of their disputes; and provided, further, that a final decision of the Arbitrator shall be rendered within one hundred and twenty (120) days of the Arbitration Notice.

            9.2.7 Finality. To the extent permissible under Applicable Law, the
                  Company and Vendor agree that the award of the Arbitrator shall be final. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by Applicable Law.

            9.2.8 Limitation on Damages. The Arbitrator may not award punitive damages, and the parties hereby irrevocably waive any right to punitive damages.

      9.3   Emergency Relief and Relief from Certain Violations.

            9.3.1 Certain Matters Not Subject to Mediation or Arbitration.
                  Notwithstanding anything contained in Section 9.2 to the contrary, either party may seek from a court (i) any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determinations of the merits of any claim or controversy, or (ii) any preventative or provisional order, decree or remedy under the laws of any jurisdiction for a violation or alleged violation of Sections 6.2.3 or 6.2.4.

            9.3.2 Specific Performance. The parties acknowledge that violation by the Company or any Company Affiliate of Section 6.2.3 or
                  6.2.4 of by Vendor of Section 6.1.3 would cause irreparable harm to Vendor or Company, respectively, not adequately compensable by monetary damages. In addition to other relief, it is agreed that injunctive relief shall be available to prevent any actual or threatened violation of such provisions.

            9.3.3 Jurisdiction. In connection with only the provisions of this
                  Section 9.3, each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Texas and, if such court does not have jurisdiction, of the courts of the State of Texas in Tarrant County, for the purpose of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof brought by the other party under this
                  Section 9.3 and irrevocably waives, to the fullest extent permitted by law, any objection to the laying of venue of any such suit, action or proceeding in any such court or any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each party consents to process being served in any such suit, action or proceeding by serving a copy thereof upon its agent for service of process referred to below, provided that service shall also be mailed to each such party. Each such party agrees that such service shall be deemed in every respect effective service of process in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party. Vendor hereby appoints CT Corporation System as its agent for service of process in the State of Texas. Company hereby appoints The Prentice-Hall Corporation System, Inc., Dallas, Texas as its agent for service of process in the State of Texas. Each party agrees to maintain such agents at all times unless it shall designate a successor agent or agents reasonably satisfactory to the other party.

10    INDEMNIFICATION

      10.1 Indemnification of Vendor. COMPANY SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS VENDOR, ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, REPRESENTATIVES, SUCCESSORS AND ASSIGNEES (EACH THEREOF, WITH ITS RESPECTIVE AFFILIATES, SUCCESSORS, ASSIGNS AND AGENTS REFERRED TO HEREIN AS AN "INDEMNIFIED VENDOR PARTY") FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, JUDGMENTS, LIABILITIES, ACTIONS, SUITS, RECOVERIES, EXECUTIONS OR EXPENSES, INCLUDING, WITHOUT LIMITATION, (i) COSTS OF INVESTIGATION, LITIGATION COSTS, COURT COSTS, EXPERT WITNESS FEES, LITIGATION SUPPORT SERVICES, SETTLEMENT COSTS AND REASONABLE ATTORNEYS' FEES AND EXPENSES, AND
            (ii) LIABILITIES FOR LATENT OR OTHER DEFECTS WHETHER OR NOT DISCOVERABLE, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, TAXES, BODILY INJURY, DEATH, AND PROPERTY DAMAGE, INCURRED OR SUFFERED BY ANY INDEMNIFIED VENDOR PARTY ARISING IN CONNECTION WITH, OR RELATED TO, A BREACH OF THIS

            AGREEMENT BY COMPANY OR THE ACTS OR OMISSIONS TO ACT OF COMPANY (WHICH OMISSIONS TO ACT CONSTITUTE A BREACH OF THIS AGREEMENT BY COMPANY). COMPANY ALSO AGREES TO INDEMNIFY AND HOLD HARMLESS INDEMNIFIED VENDOR PARTY FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, JUDGMENTS, LIABILITIES, ACTIONS, SUITS, RECOVERIES, EXECUTIONS OR EXPENSES SUFFERED BY INDEMNIFIED VENDOR PARTY RELATED TO CLAIMS MADE AGAINST THE INDEMNIFIED VENDOR PARTY BY ANY THIRD PARTY, INCLUDING, WITHOUT LIMITATION (i) ANY CLAIM MADE BY ANY GOVERNMENTAL OR REGULATORY AUTHORITY HAVING JURISDICTION OVER COMPANY AND ARISING FROM THE OPERATIONS OF COMPANY (AS OPPOSED TO THE MERE PROVISION OF ANY OF THE SERVICES UNDER ANY OR ALL OF THE ANNEXES), OR (ii) ANY CLAIM MADE BY ANY PASSENGER OF COMPANY OR OTHER PERSON OR ENTITY DOING BUSINESS WITH COMPANY (INCLUDING BUT NOT LIMITED TO PASSENGERS OR OTHER PERSONS LOCATED ON COMPANY'S PREMISES). THE FOREGOING INDEMNIFICATION OBLIGATIONS SHALL NOT INCLUDE THE OBLIGATION TO INDEMNIFY ANY INDEMNIFIED VENDOR PARTY FOR LIABILITIES RESULTING FROM A BREACH OF THIS AGREEMENT BY VENDOR, ACTS OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED VENDOR PARTY.

      10.2 Indemnification for Negligent Acts. WITHOUT LIMITING SECTION 10.1, IT IS THE EXPRESS INTENT OF COMPANY AND VENDOR THAT COMPANY DEFEND AND INDEMNIFY EACH INDEMNIFIED VENDOR PARTY AGAINST CLAIMS DESCRIBED IN SECTION 10.1 ABOVE (OTHER THAN CLAIMS THAT ARE EXPRESSLY EXCEPTED IN SECTION 10.1) THAT ARISE FROM THE NEGLIGENCE (ACTIVE, PASSIVE OR IMPUTED) OF VENDOR OR ANY OTHER INDEMNIFIED VENDOR PARTY AND AS A RESULT OF THE JOINT OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED) OF VENDOR, ANY OTHER INDEMNIFIED VENDOR PARTY AND COMPANY.

      10.3 Indemnification of Company. VENDOR SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS COMPANY, ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, REPRESENTATIVES, SUCCESSORS AND ASSIGNEES (EACH THEREOF, WITH ITS RESPECTIVE AFFILIATES, SUCCESSORS, ASSIGNS AND AGENTS REFERRED TO HEREIN AS AN "INDEMNIFIED COMPANY PARTY") FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, JUDGMENTS, LIABILITIES, ACTIONS, SUITS, RECOVERIES, EXECUTIONS OR EXPENSES, INCLUDING, WITHOUT LIMITATION, (i) COSTS OF INVESTIGATION, LITIGATION COSTS, COURT COSTS, EXPERT WITNESS FEES, LITIGATION SUPPORT SERVICES, SETTLEMENT COSTS AND REASONABLE ATTORNEYS' FEES AND EXPENSES, AND (ii) LIABILITIES FOR LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, TAXES, BODILY INJURY, DEATH, AND PROPERTY DAMAGE, INCURRED OR SUFFERED BY ANY INDEMNIFIED COMPANY PARTY ARISING IN CONNECTION WITH, OR RELATED TO, A BREACH OF

            THIS AGREEMENT BY VENDOR OR THE ACTS OR OMISSIONS TO ACT OF VENDOR (WHICH OMISSIONS TO ACT CONSTITUTE A BREACH OF THIS AGREEMENT BY VENDOR). VENDOR ALSO AGREES TO INDEMNIFY AND HOLD HARMLESS INDEMNIFIED COMPANY PARTY FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, JUDGMENTS, LIABILITIES, ACTIONS, SUITS, RECOVERIES, EXECUTIONS OR EXPENSES SUFFERED BY INDEMNIFIED COMPANY PARTY RELATED TO CLAIMS MADE AGAINST THE INDEMNIFIED COMPANY PARTY BY ANY THIRD PARTY, INCLUDING, WITHOUT LIMITATION, (i) ANY CLAIM MADE BY ANY GOVERNMENTAL OR REGULATORY AUTHORITY HAVING JURISDICTION OVER VENDOR AND ARISING FROM THE OPERATIONS OF VENDOR (AS OPPOSED TO THE MERE PROVISION OF ANY OF THE SERVICES UNDER ANY OR ALL OF THE ANNEXES), OR (ii) ANY CLAIM MADE BY ANY PASSENGER OF VENDOR OR OTHER PERSON OR ENTITY DOING BUSINESS WITH VENDOR (INCLUDING BUT NOT LIMITED TO PASSENGERS OR OTHER PERSONS LOCATED ON VENDOR'S PREMISES). THE FOREGOING INDEMNIFICATION OBLIGATIONS SHALL NOT INCLUDE THE OBLIGATION TO INDEMNIFY ANY INDEMNIFIED COMPANY PARTY FOR LIABILITIES RESULTING FROM A BREACH OF THIS AGREEMENT BY COMPANY, ACTS OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED COMPANY PARTY.

            NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPRESS INTENT OF COMPANY AND VENDOR THAT THE REMEDY SET FORTH IN SECTIONS 10.1 AND 10.3 ARE TO BE EXCLUSIVE FOR THE MATTERS SET OUT IN SECTIONS 10.1 AND 10.3, AND THAT NO PARTY SHALL BE ABLE TO AVOID THE LIMITATIONS EXPRESSLY SET FORTH IN SECTIONS 10.1 AND 10.3 BY ELECTING TO PURSUE ANY OTHER REMEDY, WHETHER PURSUANT TO THIS AGREEMENT OR OTHERWISE.

            The parties acknowledge that Sections 10.1, 10.2 and 10.3 have been the subject of full discussion and negotiation between the parties, with the advice of their respective legal counsel, and that the provisions of this Agreement were arrived at in consideration of the provisions of Sections 10.1, 10.2 and 10.3. Vendor would not have entered into this Agreement for the consideration provided herein but for Company's agreement to indemnify each Indemnified Vendor Party as provided in this Agreement

      10.4 Participation and Cooperation. If any Indemnified Vendor Party or Indemnified Company Party (herein referred to as the "Indemnified Party", as appropriate) shall have knowledge of any claim or liability required to be indemnified against under this Section 10, such Indemnified Party shall give reasonably prompt written notice thereof to the party from whom indemnification under this Section 10 is sought (hereinafter referred to as the "Indemnifying Party") after becoming aware of such claim, but the failure of such Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it would otherwise have to such Indemnified Party hereunder except to the extent, and only to the extent, that the Indemnifying Party demonstrates that the defense of such claim or liability is prejudiced thereby. The Indemnifying Party and the Indemnifying Party's insurers shall have the right, at their sole cost and expense, to investigate, defend or compromise any claim for which indemnification is sought under this Section 10 upon acknowledgment by the Indemnifying Party or such insurer of its liabilities to each Indemnified Party in respect thereof, and each Indemnified Party shall cooperate with the Indemnifying Party and such insurer or insurers with respect thereto by, among other things, (i) responding fully to any reasonable request by such Indemnifying Party or such insurer or insurers for information and (ii) not taking any voluntary action that such Indemnified Party could reasonably foresee would materially prejudice Indemnifying Party's or such insurer's or insurers' defense efforts to reach settlement or pursuit of any cross-claim or counterclaim.

      10.5 Defense of Claims; Settlement. Except as limited herein, the Indemnifying Party shall have complete control of the defense or settlement of such claim or compromise thereof; provided, that counsel selected by the Indemnifying Party shall be acceptable to the Indemnified Party in the Indemnified Party's reasonable sole discretion. No compromise or settlement of any claim may be effected by the Indemnifying Party without the Indemnified Party's consent, which consent shall not be unreasonably withheld; provided, no consent shall be required if (i) there is no finding or admission of any violation of any law by the Indemnified Party or any violation of the rights of any person by the Indemnified Party, (ii) there is no effect on any claim that may be made by the Indemnified Party, and (iii) the relief provided is the sole responsibility of the Indemnifying Party. Each Indemnified Party shall have the right, but not the duty, at its own expense, to participate in the defense and/or settlement of any claim with counsel of its own choosing without relieving the Indemnifying Party of any obligations hereunder. The Indemnifying Party and its counsel shall cooperate with the Indemnified Party's counsel and shall supply the Indemnified Party with such information reasonably requested by the Indemnified Party as is necessary or advisable for the Indemnified Party to participate in any proceeding to the extent permitted by this Section 10, but control of the matter shall remain with the Indemnifying Party.

      10.6  Survival. THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS
            SECTION 10 SHALL SURVIVE FOREVER AND SHALL SPECIFICALLY SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT OR ANY IMPOSSIBILITY OF PERFORMANCE OF THIS AGREEMENT OR FRUSTRATION OF PURPOSE OF THIS AGREEMENT.

11    MISCELLANEOUS

      11.1 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No failure to exercise and no delay in exercising, on the part of any party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by any party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

      11.2 Assignment; Subcontracting. This Agreement shall bind and benefit Vendor, Company, and their respective successors and permitted assigns. Vendor may assign any rights or delegate or subcontract any obligations hereunder to any Affiliate of Vendor. Any assignee, delegatee or subcontractor of Vendor shall automatically be entitled to all the rights of Vendor hereunder. Except as expressly permitted in this Section 11.2, neither Vendor nor Company may (either voluntarily or involuntarily) assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party. In this regard, Vendor will not unreasonably withhold its consent to any assignment by Company to a Company Affiliate with comparable assets and resources as part of a corporate reorganization.

      11.3 Rights and Licenses Granted to Vendor. All rights and licenses granted to Vendor and Company under this Agreement shall be deemed to have been also granted to any Person who is directly or indirectly wholly-owned by Vendor or Company, respectively, without necessity for further act or formality, provided that, in the event that any such Person ceases to be an Affiliate of Vendor or Company respectively, such rights and licenses shall automatically cease and terminate, without necessity for further act or formality.

      11.4 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective must be in writing (including by telecopy), must be addressed as provided below, must be delivered during normal business hours (unless otherwise expressly provided herein), and will be considered as properly given (i) if delivered in person; (ii) if sent by an express courier delivery service which provides a signed acknowledgment of receipt; or (iii) if transmitted by telex, telecopier or facsimile machine (upon receipt by sender thereof of evidence that a complete transmission of such telex, telecopy or facsimile was made to the recipient thereof) and, in such case, confirmed by dispatching a copy of such notice by certified or registered first class air mail or express courier service. All notices are effective upon receipt. Either party may change its address for notices hereunder by giving thirty (30) days' notice to the other party in the manner set forth above.

                 If to Vendor:

                       Airline Management Services, Inc.
                       P.O. Box 619616, Mail Drop 5220
                       Dallas/Fort Worth Airport, Texas 75261-9616
                       Attention: Managing Director
                       Fax No.: (817)963-1924
                 with a copy to:

                       AMR Corporation
                       4333 Amon Carter Boulevard
                       P.O. Box 619616, Mail Drop 5675
                       Dallas/Fort Worth Airport, Texas 75261-9616

                       Attention: Senior Vice President of Administration
                         and General Counsel
                       Fax No.: (817) 967-2937

                 If to Company:

                       Midway Airlines Corporation
                       300 West Morgan Street
                       Suite 1200
                       Durham, North Carolina 27701
                       Attention: Senior Vice President and General Counsel Fax No.: (919) 956-7568

      11.5 Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      11.6 Severability. If any provision of this Agreement is or becomes wholly or partly invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall continue in force unaffected and the parties must meet as soon as possible (but no later than ten (10) Business Days) and negotiate in good faith upon a replacement provision that is legally valid and that as nearly as possible achieves the objectives of the Agreement and produces an equivalent economic effect. If the parties cannot agree on a replacement provision within twenty (20) Business Days, but the lack of the unenforceable provisions does not materially alter the terms, benefits and/or obligations of this Agreement, the remaining terms of the Agreement shall remain in full force and effect. If the parties cannot agree and the lack of the unenforceable provisions materially alters the terms, benefits and/or obligations of this Agreement, this Agreement will terminate. Any prohibition or unenforceability of any provision in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      11.7 Integration. This Agreement represents the entire agreement of the Company and Vendor with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties or implied duties by the Company or Vendor relative to the subject matter hereof not expressly set forth or referred to herein or therein. This Agreement shall terminate and supersede all prior or contemporaneous agreements, discussions, undertakings, and understandings, whether written or oral, express or implied, between the parties hereto with respect to the subject matter hereof.

      11.8 Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, excluding its rules of conflicts of law.

      11.9 Further Assurances. Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

      11.10 Publicity. Neither the Company nor Vendor shall issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by the other party, unless otherwise required by Applicable Law.

      11.11 Expenses. Except as otherwise provided herein, each of the parties hereto shall bear its own attorneys', accountants' or other fees, costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereunder.

      11.12 Brokers. Each party to this Agreement agrees that it will indemnify and hold harmless the other party against any claim for brokerage, finders' fees, agents' or investment bankers' or commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

      11.13 Annexes, Exhibits, Schedules and Transition Plan. All Annexes and Exhibits to this Agreement, are incorporated herein and made a part hereof for all purposes.

      11.14 Independent Contractor. Vendor is and shall remain an independent contractor with respect to all performance rendered pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Vendor nor its employees shall be considered an employee, agent, partner or joint venturer of the Company or any Affiliate of the Company for any purpose. Vendor shall have sole responsibility for the supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), workers' compensation, disability benefits and the like of its personnel.

      11.15 Setoff. Notwithstanding anything to the contrary set forth in this Agreement, if any monies are past due and owing from any member of the Company Group to the AMR Group under any contract or arrangement, members of the AMR Group may withhold any amounts due and owing from any member of the AMR Group to any member of the Company Group and such members of the AMR Group may apply such amounts in satisfaction of the amounts past due and owing to a member of the AMR Group. The AMR Group shall provide notice to the Company Group within a reasonable period of time following such withholding to the effect that such withholding has occurred and identifying the indebtedness with respect to which such withheld amounts have been applied.

      11.16 Product Knowledge. Nothing in this Agreement, the Exhibits hereto or the Annexes, shall prohibit, or in any way limit, Vendor's rights to use, develop or market existing or subsequently developed or modified software, technology, ideas, inventions or concepts, or to use Vendor's expertise, skills or knowledge acquired in the performance of services rendered under this Agreement or the Annexes in any current or subsequent endeavors. Company shall have no right or interest in such endeavors.

      11.17 Interpretation; Governing Language. This Agreement is the result of both parties' review, discussion and negotiation. Accordingly, this Agreement will be construed as if jointly prepared and drafted and any uncertainties or ambiguities will not be interpreted against a party by virtue of its actual role in preparing this Agreement

      11.18 Force Majeure. Neither party shall be liable for a delay or failure in its performance hereunder if such delay or failure of performance arises from any cause beyond such party's control, including (but not limited to) an act of God, war, strike including any mechanic, flight attendant or pilot strike), slowdown, sickout, lockout, labor dispute, work stoppage, any act or regulation of any Governmental Authority, fire, the elements, flood, earthquake, explosion, accident, mechanical or electrical failure, civil disturbance, rebellion, insurrection, or any other cause, whether it be similar or dissimilar, beyond the control of such party; provided, however, that in no event shall any such occurrence relieve: (a) Company of Company's responsibilities (i) to pay Vendor any Fees accrued hereunder subject, however to reduction on a pro rata basis for the day or days that Vendor was unable to provide Services due to one or more of the foregoing events, or (ii) under Sections 6.22 and 6.2.3; or (b) Vendor of Vendor's responsibilities under Section 6.1.2 and 6.1.3.

      11.19 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of each party hereto.

      11.20 No Third Party Beneficiaries. Except for rights and benefits conferred on certain Affiliates of Vendor as set forth in this Agreement, all rights, remedies and obligations of the parties hereunder shall accrue or apply solely to the parties herein or their permitted successors or assigns and there is no intent to benefit any third parties.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                       VENDOR:

                                       AIRLINE MANAGEMENT SERVICES, INC.

                                       By: /s/ Jeffrey M. Jackson
                                           -------------------------------------

                                       Name: J. M. Jackson

                                       Title: Vice President



                                       COMPANY:


                                       MIDWAY AIRLINES CORPORATION

                                       By: /s/ J S Waller
                                           -------------------------------------

                                       Name: Jonathan S. Waller

                                       Title: Senior Vice President

                                  EXHIBIT 6.2.4

                                    Insurance

      Company, at its sole cost and expense, shall procure and maintain during the term of this Agreement and for a period of three years after the termination of the Agreement, with insurers of recognized financial responsibility, reasonably satisfactory to Vendor and approved in writing the following insurance:

      A. Comprehensive airline liability insurance, including airport liability, comprehensive general liability (including premises, products and completed operations, contractual liability, liquor liability, advertiser's liability and personal injury coverage), automobile liability covering all operations performed by Company under this contract including the ownership, operation or use of all licensed and unlicensed vehicles used in the performance of such service, and war risk liability. Such coverage shall be in an amount of not less than $600,000,000 per occurrence bodily injury and property damage combined, $25,000,000 per offense and annual aggregate in respect of personal injury but $600,000,000 limit in respect of personal injury to passengers.

      B. All risk hull insurance (including hull war risk) in an amount not less than the amount normally carried by other airlines flying similar type aircraft.

      C. Workers Compensation -   Statutory Limits
         Employers Liability -    $1,000,000

      Company may maintain deductibles which are customary in the aviation industry for the type of aircraft flown. If Company maintains higher deductibles, Vendor must be advised and prior to operation of any aircraft for which this Agreement applies approve same, such approval not to be unreasonably withheld. Company may not maintain any self insurance retentions above such deductibles.

      Such insurance shall (exclusive of workers compensation) include the following special provisions:

      1. Name Vendor and its Affiliates and their respective officers, agents, and employees as additional insureds (collectively "Insured Parties").

      2. Insure the liability assumed by Company in this Agreement.

      3. Be primary without any right of contribution from any insurance which is carried by the Insured Parties.

      4. Waive any and all rights of subrogation Company's insurers may or could have against the Insured Parties.

      5. Include insurer's agreement that as respects the interest of the Insured Parties, this insurance shall not be invalidated by any action or inaction of Company and shall insure the Insured Parties regardless of any breach or violation of any warranties, declarations, or conditions contained in the policies by Company.

      6. The Insured Parties shall be given at least thirty (30) days (seven (7) days, or such other period as may from time to time be customarily obtainable in the industry in the case of any war risk or allied perils coverage) prior written notice of any cancellation, termination, potential lapse or adverse material change in such policy(ies). Such cancellation, termination, potential lapse or adverse material change shall not be effective as to the Insured Parties for at least thirty (30) days after receipt of same at the Insured Parties Corporate Insurance Department, Mail Drop 5658,4333 Amon Carter Blvd., Fort Worth, Texas 76155 (Mailing address: American Airlines, P.O. Box 619616, Mall Drop 5658, DFW Airport, Texas 75261-9616).

      The Company shall provide the Insured Parties with a Certificate of Insurance evidencing the coverages required herein on or before the Effective Date of this Agreement and thereafter upon renewal of such policies.

                                     ANNEX A

                            YIELD MANAGEMENT SERVICES


                                    RECITALS


      All capitalized terms not otherwise defined in this Annex shall have the same meaning assigned to such term in the Services and Licenses Agreement dated as of the date hereof between the Vendor (as defined herein) and the Company (as defined herein) (the "Agreement"). In the event of a conflict between this Annex and Sections 1 through 11 of the Agreement (the "General Terms"), the provisions of the General Terms will control with respect to the subject matter thereof.

                                    ARTICLE 1
                         GENERAL DESCRIPTION OF SERVICES

      Vendor will implement, operate and manage an operation in the United States to provide Pre-Departure Yield Management services and Yield Management Development services as defined herein to the Company, all of which services will be provided in a manner designed to maximize, to the fullest extent possible, the revenue earned from scheduled airline flights operated by the Company and its Code Commuters. These services do not include any pricing services, Product Distribution and Display services, Day of Departure Operations services, or any other services not defined herein.

                                    ARTICLE 2
                               DEFINITION OF TERMS

      For the purposes of this Annex, the following terms shall have the meanings set forth below:

      "AA" shall mean American Airlines, Inc., a Delaware corporation.

      "Agreement" shall mean the Services and Licenses Agreement between Midway Airlines Corporation and Airline Management Services, Inc., including the Annexes and Exhibits attached and incorporated by reference, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

      "AIRMAX" shall mean a yield management software application that forecasts passenger demand and computes inventory authorization levels.

Note: AIRMAX(R) is a Registered Trademark of the SABRE Group Inc. All rights reserved.

      "AMS" shall mean Airline Management Services, Inc., a Delaware corporation.

      "Base Operating Statistics" shall mean one-hundred sixty (160) airline departures per day, forty (40) airports served, and three million (3,000,000) airline passengers boarded annually, for the Company and its Code Commuters.

      "Code Commuters" shall mean those commuter air carriers utilizing the JI airline code designator, hosted in the Company's SABRE partition.

      "Company" shall mean Midway Airlines Corporation, a Delaware corporation.

      "Critical Flight Identification" shall mean identification of flights that have a high probability of being oversold.

      "Day of Departure Operations" shall mean performing yield management functions on flights that are generally within twenty-four (24) hours of departure, such as yield managing off-schedule operations.

      "Demand Forecasting" shall mean the process of anticipating passenger demand using reservations and post-departure data.

      "Discount Allocation" shall mean the maximum number of potential reservations allocated for each inventory class for a flight.

      "Effective Date" shall mean the effective date as defined in the Agreement.

      "Firming Notification" shall mean a notification sent by Yield Management Services analysts to the Company to firm (or determine the firmness of bookings on) a flight.

      "Implementation Date" shall mean the date on which the Vendor provides Yield Management Services to the Company using the Yield Management Systems.

      "Implementation Fees" shall mean charges to the Company based on the initial hardware, software and implementation costs for the Vendor to perform Yield Management Services for the Company, excluding the Yield Management Systems license cost and taxes.

      "Indexing" shall mean grouping like valued market fareclasses for Virtual Nesting.

      "Inventory" shall mean a seat on a flight.

      "Inventory Optimization" shall mean using Overbooking Levels, Discount Allocations, and Indexing to manage the revenue opportunity of a flight.

      "Operating Statistics" shall mean airline departures, airports served, and airline passengers boarded, for the Company and its Code Commuters.

      "Overbooking Levels" shall mean inventory authorizations of potential reservations, which are above or equal to the flight's capacity.

      "Platform Support" shall mean support provided to ensure the effectiveness of hardware and software systems for the purposes of providing Yield Management Services.

      "Pre-Departure Yield Management" shall mean yield management functions performed on flights from three hundred thirty-one (331) days to generally twenty-four (24) hours prior to departure as described in Article 4 of this Annex.

      "Pre-Removal" shall mean a notification sent by Yield Management Services analysts to the Company to pre-remove passengers from a flight.

      "Product Distribution and Display" shall mean services performed to ensure the accuracy of an airline's flight schedule in computer reservations systems and to enhance an airline's screen presence in computer reservations systems.

      "Queue Processing" shall mean processing of requests queued from the Company and its Code Commuters to Yield Management Services analysts for overbooking consideration.

      "SABRE" shall mean the computerized reservations system and related data processing services used in relation to the provision of air transport services.

      "Service Coordinators" shall mean the persons from the Company and the Vendor who have responsibility for overseeing the implementation and performance of this Annex.

      "Services Period" shall mean the period commencing on the Effective Date and continuing until terminated in accordance with Article 10 of this Annex.

      "Vendor" shall mean AMS.

      "Virtual Nesting" shall mean a method of controlling inventory based on itinerary values.

      "Yield Management Development" shall refer to developing and maintaining systems and techniques for performing yield management functions, as described in Article 4 of this Annex.

      "Yield Management Services" or "Services" shall mean those yield management services provided by the Vendor to the Company, as described in
Article 4 of this Annex.

      "Yield Management Services Fees" shall mean the monthly fees paid by the Company for Yield Management Services analyst expenses, hardware and software maintenance, and AIRMAX license and support costs, excluding taxes.

      "Yield Management Systems" shall mean the automated systems used to provide Yield Management Services to the Company as described in Article 6.1 of this Annex.

                                    ARTICLE 3
                              SERVICE COORDINATORS

      All notices required to be made under this Annex shall be effective upon receipt, delivered in person, by registered mail or sent by telecopy transmission to the Service Coordinator. The name, business address, and telephone number of each party's Service Coordinator are as follows:

                                     Company:

                                     Midway Airlines Corporation
                                     300 West Morgan Street, Suite 1200
                                     Durham, North Carolina 27701
                                     Attention: Director of Market Planning
                                     Telephone No.: (919) 956-4875
                                     Fax No.: (919) 956-8619

                                     Vendor:

                                     Airline Management Services, Inc.
                                     P.O. Box 619616, MD 5220
                                     Dallas/Fort Worth Airport, Texas
                                     75261-9616
                                     Attention: Managing Director
                                     Telephone No.: (817) 963-1601
                                     Fax No.: (817) 963-1924


                                     with a copy to:

                                     American Airlines, Inc.
                                     P.O. Box 619616, MD 5220
                                     Dallas/Fort Worth Airport, Texas
                                     75261-9616
                                     Attention: Managing Director, PYM Services
                                     Telephone No.: (817) 967-9902
                                     Fax No.: (817) 967-9955

      Each party must rely upon the representations and agreements of the other party's designated Service Coordinator. A party may designate a successor Service Coordinator at any time by providing written notice of the successor to the other party. In addition to the responsibilities set forth in the General Terms, each party's Service Coordinator shall be authorized to: (i) administer and coordinate the Yield Management Services provided to the Company by the Vendor; (ii) serve as primary point of contact for the other party; and (iii) provide the other party with timely authorizations, approvals, consents or waivers as the other party may reasonably request from time to time. The Company hereby agrees that the Vendor's Service Coordinator shall have overall authority in connection with all aspects of the implementation of Yield Management Services under the terms of this Annex.

                                    ARTICLE 4
                             DESCRIPTION OF SERVICES

      4.1 Pre-Departure Yield Management Services. The Vendor will perform Pre-Departure Yield Management functions for all scheduled flights of the Company and its Code Commuters. These functions are: Demand Forecasting and Inventory Optimization; performance measurement, tracking and reporting; Pre-Removal; Firming Notification; and manual Queue Processing. Pre-Departure Yield Management analysts will also recommend to the Company yield management strategies and will implement those strategies approved by the Company.

      4.2 Yield Management Development Services. The Vendor will perform Yield Management Development functions for the Company. Yield Management Development analysts will consult and support Pre-Departure Yield Management analysts on the following: Yield Management Systems, Critical Flight Identification, Indexing, and data access. Yield Management Development will also provide Platform Support.

      4.3 Scope of Services. Both the Company and the Vendor acknowledge that the manner in which the services of this Annex are performed, as well as the elements and functions within the Annex, may need to change regularly and frequently for various reasons, and they agree to use reasonable best efforts to accommodate all changes that may be necessary or desirable but which do not materially and adversely impact either company's operations. Any additional services not mentioned in Articles 4.1 and 4.2 may be provided by the Vendor to the Company only with the mutual agreement of both parties, and may require an additional charge to the Company. The Vendor intends to subcontract Yield Management Services upon execution of this Annex A to AA, and AA will perform such services in accordance with the Agreement.

      4.4 Operating Hours. Normal working hours for Yield Management Services are between 8:15 a.m. and 4:45 p.m. Central Time Monday through Friday, excluding holidays recognized by the Vendor.

      Attached as Exhibit 1 are the remaining holidays in 1995 and the holidays in 1996 recognized by the Vendor for the 1996 calendar year. Holidays recognized by the Vendor are subject to change, and Vendor agrees to provide the Company with the list of recognized holidays for each calendar year when such days are determined by the Vendor.

      Any request by the Company that would necessitate the group of employees performing Yield Management Services to work beyond normal working hours as defined herein will be performed only in accordance with procedures mutually agreed to in writing by the Company and the Vendor.

      4.5 Operating Procedures. Pre-Departure Yield Management Services will be performed up to twenty-four (24) hours prior to departure for all scheduled flights of the Company and its Code Commuters during the times specified in
Article 4.4. The Vendor will perform Pre-Departure Yield Management Services for the Company's and the Code Commuters' flights as close to twenty-four (24) hours prior to departure as possible, within the times set forth in Article 4.4.

                                    ARTICLE 5
                               GENERAL PROCEDURES

      5.1 Company's Responsibilities and Authority. Subject to the terms and conditions of this Annex and the Agreement, the Company hereby engages the Vendor to provide Yield Management Services during the Services Period.

      The Company shall retain and exercise managerial control and decision making authority for the Company in every aspect, including and without limitation, the decision making authority to implement, modify, or reject any course of action recommended by the Vendor.

      The Company agrees to provide the Vendor with such cooperation and shall deliver to the Vendor such information and data concerning the Company and its Code Commuters, their business and operations, as the Vendor may reasonably request, in order to enable the Vendor to have full and complete access to any and all information, which is necessary in connection with providing Yield Management Services.

      The Company agrees to notify the Vendor prior to taking any action that will affect the Vendor's ability to effectively yield manage the Company's and its Code Commuters' flights.

      The Company agrees to work with the Vendor to prepare inputs for the Yield Management Systems and manual processes, including but not limited to: revenue accounting data for AIRMAX and post-departure closing information for AIRMAX.

      The Company shall be responsible for paying denied boarding compensation.

      The Company agrees to take all reasonably necessary actions to facilitate communication between the Company's field locations and the Vendor. The Vendor may accompany the Company on any field location visits made by the Company. In addition, the Company may make periodic visits to the Vendor to review performance with the Vendor and to facilitate communication between the Company and the Vendor.

      The Company agrees to obtain from its Code Commuters, that desire to obtain Services, an agreement in which the Code Commuters are subject to all the terms and conditions of the Agreement and this Annex, and the Vendor shall be expressly named in such third party agreements as an intended third party thereof. The Company shall provide such agreements to the Vendor upon execution.

      5.2 Vendor's Responsibilities and Authority. Vendor hereby agrees to perform the Yield Management Services during the Services Period, in accordance with the terms and conditions of the Agreement.

      The Vendor will make Yield Management Services decisions based on strategic objectives, policies and guidelines provided by the Company. The Vendor shall have the authority to make routine administrative decisions on the Company's behalf.

      In the event that the Vendor cannot contact the Company as needed to make a timely decision, the Vendor shall use reasonable best business judgment to make the required decisions on the Company's behalf.

      The Vendor shall ensure that the group of employees performing Yield Management Services for the Company and its Code Commuters will generally include not less than 6.5 analysts, including a supervisor, prior to the Implementation Date and not less than 5.0 analysts, including a supervisor, for the remainder of the Services Period, and who collectively as a group will be of the same experience level as those performing like functions for AA. Furthermore, due to the current size of the group performing Yield Management Services for the Company and its Code Commuters, the Vendor shall ensure that there is not more than one employee in the group with less than three (3) months of yield management related experience.

                                    ARTICLE 6
                                AUTOMATED SYSTEMS

      6.1 Yield Management Systems. The primary automated system used by the Vendor to perform yield management services for the Company will be the SABRE Group Inc.'s AIRMAX system.

      The Vendor will also use Indexing processes customized from AA systems to optimize Virtual Nesting.

      All Yield Management Systems for the Company are expected to be implemented approximately six (6) months after the Effective Date.

      Prior to the Implementation Date, the Vendor will manually set, track and monitor Inventory Optimization for the Company's and its Code Commuters' flights using SABRE functionality. If the implementation of the Yield Management Systems is delayed, the Vendor will continue to manually perform the yield management functions until the Yield Management Systems are implemented.

      Under this Annex, the Vendor's AIRMAX system will be entitled to receive periodic (currently estimated to be one (1) per year) upgrades offered by the SABRE Group to its AIRMAX clients as part of the software support fee described in Article 8.2. Such upgrades do not include customization designed for use with other AIRMAX clients or the Company that may be provided upon mutual agreement between the Vendor and the Company and such customization may require additional fees to the Company.

      The Company does not have data available to calibrate the Yield Management Systems. The Vendor will calibrate the Yield Management Systems as data are collected after the Implementation Date. Furthermore, the available historical data from AA's operations in the Company's markets will be adapted and used for this purpose, as feasible.

      6.2 Hardware and Other Applications Software. With a portion of the Implementation Fees, the Vendor will purchase UNIX and workstation hardware and software for the Vendor to provide Yield Management Services to the Company and its Code Commuters.

                                    ARTICLE 7
                         YIELD MANAGEMENT SERVICES COSTS

      7.1 Implementation Fees. Initial hardware, software and implementation costs for the Vendor to perform Yield Management Services for the Company, excluding Yield Management Services Fees, will be equal to the actual costs incurred by the Vendor, [***]. The estimated Implementation Fees are based on expenses, time, and materials estimates. A breakdown of the estimated costs is provided in Exhibit 2.

      7.2 Yield Management Services Fees. The Vendor's monthly Yield Management Services Fees, including the license fee for Yield Management Systems as defined in Article 8.2 (option (i)) and the software support fee also defined in Article 8.2, from the Effective Date until the Implementation Date are [***], excluding taxes. These fees are identified as the Start-Up Monthly Yield Management Services Fees as set out in Exhibit 2.

      The Vendor's monthly Yield Management Services Fees, including the license fee for Yield Management Systems as defined in Article 8.2 (option (i)) and the software support fee also defined in Article 8.2, after the implementation Date until this Annex is terminated are [***], excluding taxes. These fees are identified as the Steady-State Monthly Yield Management Services Fees as set out in Exhibit 2.

7.3 General Increase Provision. Yield Management Services Fees (except for the portion thereof attributable to the license fee for Yield Management Systems and the software support fee) may increase on each anniversary date of this Annex based on the lesser of the following:

            (i) the Consumer Price index increase between the Effective Date and the first anniversary thereof and thereafter between each succeeding anniversary date; or

            (ii) the percentage change in actual costs for the Vendor to provide Yield Management Services to the Company between the Effective Date and the first anniversary thereof and thereafter between each succeeding anniversary date.

      7.4 Operations Increase Provision. The Vendor may reasonably adjust Yield Management Services Fees under the following terms and conditions:

            (i) If any of the Operating Statistics increase, the Vendor may adjust upward the Yield Management Services Fees at each occurrence of an increase equaling twenty percent (20%) or more of the respective Base Operating Statistics during the Services Period. If any of the Operating Statistics decrease subsequent to a previous increase as described in the preceding sentence, the Vendor agrees to adjust downward the Yield Management Services Fees at each occurrence of a decrease equaling twenty percent (20%) or more of the respective Base Operating Statistics during the Services Period.

            (ii) if the Company enters into a codeshare agreement with an airline, other than Code Commuters during the Services Period, the Vendor may adjust the Yield Management Services Fees.

      Increases in Yield Management Services Fees under this Article 7.4, if any, will be based upon reasonable and necessary staffing increases, and/or reasonable and necessary hardware, software, and maintenance requirements.

      7.5 SABRE Provision. The estimates provided in this Annex are based on the Company being hosted in SABRE. Should the Company choose to host in another computer reservations system other than SABRE during the Services Period, the Company agrees to pay all agreed upon incremental fees associated with this change for the continued use of Yield Management Services and Yield Management Systems.

      7.6 Travel and Incidentals. The Company agrees to reimburse the Vendor for all food, lodging and expenses reasonably incurred by the Vendor in connection with Company approved travel by Vendor's employees and contractors under this Annex.

      The Company agrees to provide to Vendor at no cost, space available air transportation on Company's flights as required to employees and contractors of the Vendor who need travel in connection with performing services under this Annex.

      The Vendor agrees to provide to Company at no cost, space available air transportation on Vendor's flights as required to employees of the Company who need travel in connection with this Annex.

      7.7 Currency. All charges referred to in this Annex shall be in United States dollars. All payments shall be made in United States dollars.

                                    ARTICLE 8
                                    FINANCING

      8.1 Implementation Fees. The Vendor will finance for the Company, the actual Implementation Fees under the following terms and rates:

            (i) The Vendor will finance the actual Implementation Fee for [***] at an interest rate of [***] annually commencing on the Effective Date;

            (ii) For the period commencing on the Effective Date and ending three (3) months after the Implementation Date, monthly principal and interest payments from the Company to the Vendor will be [***], excluding taxes, based on the current estimate of the Implementation Fees.

            (iii) For the remainder of the [***], monthly principal and interest payments from the Company to the Vendor will be adjusted to reflect the actual Implementation Fees as described in Article 7.1 taking into consideration principal already paid by the Company in prior months.

            (iv) The Company will have the option to repay the Vendor at any time after three (3) months after the Implementation Date by remitting the entire remaining principal on the actual Implementation Fees.

      An Implementation Fees schedule based on the current estimate of the Implementation Fees is attached as Exhibit 3. This Exhibit 3 will be recalculated and reissued three (3) months after the Implementation Date to set out the repayment schedule based on the Implementation Fees, determined in accordance with Article 7.1 of this Annex. At that time, the Vendor shall provide to the Company a breakdown of the actual Implementation Fees, including actual amounts or costs (with supporting documentation/invoices) of expenses, time and materials, and the like, included in the Implementation Fees.

      8.2 Yield Management Systems License. The Company shall obtain a temporary license for the Vendor to use the Yield Management Systems for the Company's and its Code Commuters' flights for a [***] month period commencing on the Implementation Date ("Temporary License"). The Company shall pay the Vendor [***] for the Temporary License. The Vendor will finance for the Company the [***] for the Temporary License over the [***] month period at an interest rate of [***], resulting in a monthly principal and interest payment from the Company to the Vendor of [***], excluding taxes. If this Annex is terminated and termination of this Annex is not the result of a breach by the Company of this Annex and/or the Agreement, both parties agree to execute a new agreement consistent with the then-current terms and conditions of SABRE Decision Technologies', a division of the SABRE Group, Inc., AIRMAX agreements, to be effective upon termination of this Annex under the terms and conditions set out in Exhibit 6, attached hereto, to cover the use of the Yield Management Systems by the Company. Until such an agreement is executed, the Company shall have no rights to use the Yield Management Systems as described in this Annex.

      Upon expiration or termination of this Annex, the Company shall have the option to obtain a perpetual license to use the Yield Management Systems for the Company's and its Code Commuters' flights indefinitely ("Perpetual License"). In order to obtain the Perpetual License, the Company shall pay the Vendor the difference between [***] and the principal paid by the Company under the terms of the Temporary License as set out above, provided that both parties execute a new agreement consistent with the then-current terms and conditions of SABRE Decision Technologies', a division of the SABRE Group, Inc., AIRMAX agreements and assuming termination of this Annex is not the result of a breach by the Company of this Annex and/or the Agreement, to be effective upon expiration or termination of this Annex under the terms and conditions set out in Exhibit 6, attached hereto, to cover the use of the Yield Management Systems by the Company. Until such an agreement is executed, the Company shall have no rights to use the Yield Management Systems as described in this Annex.

      The Yield Management Systems License schedule containing a principal and interest schedule for the Temporary License and the Perpetual License conversion payoff is attached as Exhibit 4.

      With the Temporary License, the Company shall also purchase from the Vendor software support for the Yield Management Systems. With the Perpetual License, the Company may also purchase, but is not obligated to purchase, software support from the Vendor. The software support fee associated with the Yield Management Systems is an additional flat rate fee of [***] per month through the term of this Annex.

                                    ARTICLE 9
                                     PAYMENT

      9.1 Monthly Payment. Payments of the fees described herein shall be made in accordance with the terms set out in Section 4 of the Agreement, and Article 7 of this Annex. Furthermore, payments will vary as follows:

            (i) For months one (1) through the Implementation Date, the monthly amount due is [***] and is equal to the sum of the financing payments on the estimated Implementation Fees of [***], the Yield Management
      Services Fees, and sales tax.

            (ii) For the three (3) month period following the Implementation Date, the monthly amount due is [***] and is equal to the sum of the financing payments on the estimated Implementation Fees of [***], the Yield Management Services Fees, and sales tax.

            (iii) For the subsequent months through the thirty-sixth (36th) month, the monthly amount due is estimated to be [***] and will be equal to the sum of the financing payments on the Implementation Fees determined in accordance with Article 7.1, the Yield Management Services Fees, and sales tax.

            (iv) For the remaining months in the Services Period, the monthly amount due is estimated to be [***] and will be equal to the sum of the Yield Management Services Fees and sales tax.

      The Schedule of Estimated Payments based on the Implementation Date occurring six (6) months from the Effective Date is attached as Exhibit 5. This
Exhibit 5 will be recalculated and reissued three (3) months after the Implementation Date to set out the repayment schedule determined in accordance with Article 7.1.

      9.2 Pass-through of Taxes Paid by Company. The Vendor shall pass-through all required sales tax payments made by the Company to the appropriate government authorities.

                                   ARTICLE 10
                              TERM AND TERMINATION

      10.1 Term. This Annex shall become effective upon execution and shall continue for a term of five (5) years from the Effective Date or fifty-four (54) months from the Implementation Date, whichever is longer.

      10.2 Early Termination. The Company shall have the right to terminate this Annex effective at any time after twenty-four (24) months from the Effective Date upon not less than ninety (90) days prior written notice to the Vendor and upon the Company's payment of all amounts due and the Early Termination Fee. [***]
As to transactions occurring and rights and obligations maturing prior to any such termination becoming effective, this Annex, the Agreement, and all relevant provisions thereto will survive and remain in full effect.

      10.3 Transfer of Purchased Hardware and Software After Termination. Upon termination of this Annex, the Vendor shall convey and deliver to the Company or its designee, at the Company's expense, the hardware purchased and software licensed or obtained (excluding Yield Management Systems) by the Company by virtue of it having paid the cost thereof in the Implementation Fees. If the termination of the Annex occurs prior to the Company's full payment of such Implementation Fees, then the Vendor's conveyance and delivery of the hardware and software shall be conditioned upon full payment of the Implementation Fees to the Vendor.

      10.4 Transfer of License to Use Yield Management Systems After Termination. Upon termination of this Annex, the Company shall have the option to purchase a license to use the Yield Management Systems under the following conditions:

            (i) If termination of this Annex occurs prior to the Company's full payment of the license fee as described in Section 8.2, then the Company's purchase of a license to use the Yield Management Systems shall be conditioned upon full payment of the license fee.

            (ii) The Company's purchase of the license to use the Yield Management Systems shall be conditioned upon execution of the newly negotiated agreement described in Section 8.2.

      Upon transfer, the Company shall assume responsibility for paying all third party licenses and maintenance fees required to operate the Yield Management Systems.

IN WITNESS WHEREOF, the parties hereto have caused this Annex to be duly executed and delivered by their proper and duly authorized officers as of _______________, 1995.


                                        VENDOR:

                                        AIRLINE MANAGEMENT SERVICES  INC.



                                        By: /s/ Jeffrey Jackson
                                            ------------------------------------

                                        Name: J. M. Jackson

                                        Title: Vice President



                                        MIDWAY AIRLINES CORPORATION


                                        By: /s/ J S Waller
                                            ------------------------------------

                                        Name:  Jonathan S. Waller

                                        Title: Senior Vice President

                                    Exhibit 1

                            1995/1996 Vendor Holidays

The following are the remaining 1995 Holidays that staff employees of the Vendor will recognize.

Christmas                            Monday                        December 25
                                     Tuesday                       December 26

The following are the 1996 Holidays that staff employees of the Vendor will recognize.

New Year's                           Monday                        January 1
                                     Tuesday                       January 2

Good Friday                          Friday                        April 5

Memorial Day                         Monday                        May 27

Independence Day                     Thursday                      July 4

Labor Day                            Monday                        September 2

Thanksgiving                         Thursday                      November 28
                                     Friday                        November 29

Christmas                            Tuesday                       December 24
                                     Wednesday                     December 25

New Year's Eve                       Tuesday                       December 31

                                    Exhibit 2

                                     [***]

                                   Exhibit 3

                                    [***]

                                    Exhibit 4

                                      [***]

                                    Exhibit 4

                                      [***]

                                    Exhibit 5

                                      [***]